As filed with the Securities and Exchange Commission on April 21, 2005

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Manulife Financial Corporation	(Exact name of each Registrant as specified in its charter)	John Hancock Life Insurance Company

Canada	(State or other jurisdiction of incorporation or organization)	Massachusetts

98-0361647	(I.R.S. Employer Identification No.)	04-1414660

200 Bloor Street East Toronto, Ontario, Canada, M4W 1E5 (416) 926-3000	(Address and telephone number of each Registrant’s principal executive offices)	John Hancock Place Boston, Massachusetts 02116 (617) 572-6000

Scott A. Lively, Esq. John Hancock Life Insurance Company John Hancock Place Boston, Massachusetts 02116 (617) 572-6000	(Name, address and telephone number of agent for service)	James E. Enterkin, Jr., Esq. John Hancock Life Insurance Company John Hancock Place Boston, Massachusetts 02116 (617) 572-6000

Copies to:

Michael L. Fantozzi, Esq. R. Mark Chamberlin, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 (617) 542-6000	Andrew J. Beck, Esq. Torys LLP 237 Park Avenue New York, New York 10017 (212) 880-6000	Richard A. Lococo, Esq. Manulife Financial Corporation 200 Bloor Street East Toronto, Ontario, Canada, M4W 1E5 (416) 926-3000	William M. Rustum, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate price per security (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
John Hancock Life Insurance Company SignatureNotesSM	$2,500,000,000	100%	100%	$294,250
Subordinated guarantees of John Hancock Life Insurance Company SignatureNotesSM (4)				None

(1)	An indeterminate number or amount of John Hancock Life Insurance Company SignatureNotesSM that may from time to time be issued at indeterminate prices, in U.S. dollars. In no event will the aggregate maximum offering price of all SignatureNotesSM issued pursuant to this Registration Statement exceed $2,500,000,000, or if any SignatureNotesSM are issued with an original issue discount, such greater amount as shall result in an aggregate offering price not to exceed $2,500,000,000.
(2)	Estimated solely for the purpose of determining the amount of the registration fee.
(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of the registration fee is being offset by $125,000, which represents the dollar amount of the registration fee previously paid by John Hancock Financial Services, Inc., John Hancock Capital Trust I and John Hancock Capital Trust II with respect to $500,000,000 of unsold securities previously registered on such issuers’ Registration Statement on Form S-3 (File No. 333-62668), filed on June 8, 2001 with respect to which the offering has been terminated. Accordingly, the adjusted registration fee for this Form F-3 is $169,250. Pursuant to Rule 457(n) under the Securities Act, no separate fee for the subordinated guarantees is payable.
(4)	The subordinated guarantees issued by Manulife Financial Corporation being registered hereon are being sold without separate consideration.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 21, 2005

PRELIMINARY PROSPECTUS

U.S. $2,500,000,000

John Hancock Life Insurance Company

SignatureNotesSM Offered on or after             , 2005 (the effective date of the registration statement to which this prospectus relates)

With Maturities of Twelve Months or More from Date of Issue

Guaranteed as described herein by

Manulife Financial Corporation

We plan to offer and sell notes with various terms, which may include the following:

•	maturity of twelve months or more from the date of issue;

•	interest at a fixed or floating rate;

•	floating interest rates based on one or more of the following indices, plus or minus a spread: CD Rate, CMT Rate, CP Rate, Federal Funds Rate, LIBOR, Prime Rate, Treasury Rate, Consumer Price Index Adjusted Rate or such other interest basis or interest rate formula as may be specified in the applicable pricing supplement;

•	interest payment dates at monthly, quarterly, semi-annual or annual intervals;

•	book-entry form (through The Depository Trust Company);

•	minimum denominations of $1,000 or integral multiples of $1,000; and

•	redemption and/or repayment provisions.

Our payment obligations under the notes will be fully and unconditionally guaranteed by a subordinated guarantee of Manulife Financial Corporation, a Canadian corporation and our indirect parent.

We will specify the final terms for each note, and all other information permitted to be omitted from this prospectus under relevant securities laws, in the applicable pricing supplement that will be delivered to purchasers together with this prospectus. The final terms of each note may be different from the terms described in this prospectus. You must pay for the notes by delivering the purchase price to an agent, unless you make other payment arrangements.

Investing in the notes involves certain risks, including the risk that, due to the absence of an established secondary trading market, notes may have to be held to maturity. See “ Risk Factors” on page 9.

We may sell notes to the agents as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable best efforts on our behalf. If we sell all of the notes to or through the agents, we expect to receive aggregate proceeds of between $2,500,000,000 and $2,375,000,000, after paying the agents’ discounts and commissions of between zero dollars ($0) and $125,000,000. We may also sell notes on our own behalf without the assistance of the agents.

SMService mark of John Hancock Life Insurance Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should be aware that owning these securities may have tax consequences both in the United States and Canada. This prospectus and any applicable prospectus supplement or pricing supplement may not describe these tax consequences fully. You should read the tax discussion contained in this prospectus and in any applicable prospectus supplement or pricing supplement.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Manulife Financial Corporation is organized under the laws of Canada, most of its officers and directors and some of the experts named in this prospectus are residents of Canada, and a substantial portion of its assets are located outside the United States.

There is no market through which these securities may be sold and purchasers may not be able to resell securities purchased under this prospectus.

ABN AMRO FINANCIAL SERVICES, INC.

A.G. EDWARDS

BANC OF AMERICA SECURITIES, LLC

CHARLES SCHWAB & CO., INC.

CITIGROUP

MERRILL LYNCH & CO.

MORGAN STANLEY

NATIONAL FINANCIAL MARKETS GROUP,

a division of National Financial Services LLC

RBC DAIN RAUSCHER, INC.

UBS FINANCIAL SERVICES INC.

WACHOVIA SECURITIES, LLC

WM FINANCIAL SERVICES, INC.

            , 2005

i

NOTICE TO RESIDENTS OF CALIFORNIA

John Hancock Life Insurance Company is licensed and conducts insurance business in all 50 states, the District of Columbia, Puerto Rico and certain other jurisdictions. Consequently, we are regulated by insurance regulators in each such jurisdiction. A number of states in the United States, including California, require regulated insurance companies to obtain a permit from the insurance regulatory authority of that state prior to offering, selling or issuing securities in the state. We have applied for, and received, permits to offer, sell and issue our securities from insurance regulators in each such state except California. Unless and until an appropriate order from the California Department of Insurance is received, no offers to sell notes in California will be made, and no offers to purchase notes from residents of California will be accepted.

ABOUT THIS PROSPECTUS

In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, references to “JHLIC,” “we,” “our,” “ours” and “us” refer to John Hancock Life Insurance Company and its subsidiaries, references to “JHFS” refer to John Hancock Financial Services, Inc. and references to “MFC” refer to Manulife Financial Corporation. Unless otherwise specified, all dollar amounts contained in this prospectus and in any prospectus supplement are expressed in U.S. dollars, and references to “dollars” or “$” are to U.S. dollars and all references to “Cdn$” are to Canadian dollars. JHLIC and JHFS financial information included and incorporated by reference in this prospectus or included in any prospectus supplement is prepared using generally accepted accounting principles in the United States, which we refer to as “U.S. GAAP”. Unless otherwise specified, MFC financial information included and incorporated by reference in this prospectus or included in any prospectus supplement is prepared using generally accepted accounting principles in Canada, which we refer to as “Canadian GAAP”.

This prospectus is part of a joint registration statement on Form F-3 that MFC and JHLIC filed with the U.S. Securities and Exchange Commission (“SEC”) relating to the notes. Under the registration statement, JHLIC may, from time to time, sell the notes described in this prospectus during the period that this prospectus (including any amendments hereto) remains effective pursuant to applicable securities laws, in one or more offerings up to an aggregate principal amount of $2,500,000,000. This prospectus provides you with a general description of the notes that JHLIC may offer. Each time that JHLIC sells notes under the registration statement, it will provide a pricing supplement that will contain specific information about the terms of that specific offering of notes.

The pricing supplement (and any applicable prospectus supplement) may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

MFC prepares its consolidated financial statements in accordance with Canadian GAAP, which differs from U.S. GAAP. While MFC reconciles its consolidated financial statements to U.S. GAAP to the extent required by applicable SEC rules and guidelines, MFC’s consolidated financial statements incorporated by reference in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP. You should refer to note 23 to MFC’s annual audited consolidated financial statements as at and for the year ended December 31, 2004 on Form 40-F/A filed on April 21, 2005 and to note 17 to MFC’s annual audited consolidated financial statements as at and for the year ended December 31, 2003 on Form 40-F/A filed on April 21, 2005 for a discussion of the principal differences between MFC’s financial results calculated under Canadian GAAP and under U.S. GAAP.

This prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to the notes and us. See “Accounting Treatment.”

SUMMARY

You should read the more detailed information appearing elsewhere in this prospectus or any accompanying prospectus supplement.

Issuer	John Hancock Life Insurance Company, John Hancock Place, Boston, Massachusetts, 02116 (Tel. No. 617-572-6000).
Guarantor	Manulife Financial Corporation.
Purchasing Agent	ABN AMRO Financial Services, Inc.
Title	SignatureNotes offered on or after , 2005 (the effective date of the registration statement to which this prospectus relates), which we refer to as the notes. This program commenced in 2002.
Amount	Up to $2,500,000,000 aggregate initial offering price.
Denomination	Unless otherwise specified in the applicable pricing supplement, we will issue and sell notes in denominations of $1,000 and any integral multiple of $1,000.
Ranking

The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. The notes will not be secured by any collateral. Our aggregate outstanding debt (including the debt of our consolidated subsidiaries) as of December 31, 2004 was $3,094 million, of which $517 million was Surplus Notes that we issued. Surplus Notes are subordinated debt. As of December 31, 2004, the outstanding principal amount of our subsidiaries’ debt was approximately $177 million. If one of these subsidiaries became insolvent, that subsidiary might not be able to provide us funds to pay interest and principal on the notes. As of December 31, 2004, we had no outstanding debt that would be senior to or rank equally with the notes, except for previously issued SignatureNotes.

The subordinated guarantee of MFC applicable to the notes will constitute an unsecured obligation of MFC as guarantor, and will be subordinated in right of payment to the prior payment in full of all other obligations of MFC, except for other guarantees or obligations of MFC which by their terms are designated as ranking equally in right of payment with or subordinate to MFC’s guarantee of the notes.

Maturities	The notes will mature twelve months or more from the date of issue, as specified in the applicable pricing supplement.

Interest

Unless otherwise specified in the applicable pricing supplement:

•   each note will bear interest from the issue date at a fixed rate, which will be zero in the case of a zero-coupon note, or a floating rate;

•   a floating interest rate may be based on one or more of the following indices, plus or minus a spread: CD Rate, CMT Rate, CP Rate, Federal Funds Rate, LIBOR, Prime Rate, Treasury Rate, Consumer Price Index Adjustment Rate or such other interest basis or interest rate formula as may be specified in the applicable pricing supplement;

•   interest on a floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or at another interest reset period as set forth in the applicable pricing supplement;

•   we will pay interest on each note, other than a zero-coupon note, on either monthly, quarterly, semi-annual or annual interest payment dates and on the maturity date and, if applicable, on a redemption date or a repayment date occurring in connection with an exercise of the survivor’s option; and

•   interest on the notes will be computed using one of the following mathematical formulas, specified in the applicable pricing supplement, that are based on the number of days the notes remain outstanding: Actual/365 (Fixed), Actual/Actual (Historical), 30/360 or Actual/360. See “Additional Terms for Floating Rate Notes—Interest Accrual and Payments.”

Principal

Unless otherwise provided in the applicable pricing supplement, the principal amount of the notes will be payable on the maturity date of such notes at the corporate trust office of the Trustee or at such other place as we may designate.

Subordinated Guarantee

The payment obligations with respect to the notes will be fully and unconditionally guaranteed by a subordinated guarantee of MFC. MFC’s obligation under the subordinated guarantee will be unsecured and will be subordinated in right of payment to the prior payment in full of all other obligations of MFC, except for other guarantees or obligations of MFC which by their terms are designated as ranking equally in right of payment with or subordinate to MFC’s guarantee of the notes. See “Description of the Subordinated Guarantee”.

Redemption and Repayment	Unless otherwise provided in the applicable pricing supplement: • we will not have the option to redeem the notes prior to the maturity date; and • the notes will not be subject to any sinking fund.

The holders of the notes will not have the option to require repayment of the notes prior to the maturity date, except, if indicated in the applicable pricing supplement, following the death of the owner of the note. See “Description of Notes—Repayment Upon Death—Rights and Limitations under the Survivor’s Option.”

Uncertain Trading Markets

There is no established trading market for SignatureNotes. Neither we nor the Agents are under any obligation to make a market in the notes or to list or maintain any listing of the notes on any exchange or quotation system. As a result, you may not be able to liquidate your investment in the notes readily at any given time. See “Risk Factors—Risks Generally Applicable to the Notes—You May Not be Able to Sell Your Notes at the Time or Price You Desire.”

Form of Notes and Clearance

Unless otherwise provided in the applicable pricing supplement, the notes will be represented by global securities deposited with or on behalf of the depositary, The Depository Trust Company, and registered in the name of the depositary’s nominee. Global notes will be exchangeable for definitive notes only in limited circumstances. See “Description of Notes—Book-Entry; Delivery and Form.”

Trustee

JPMorgan Chase Bank, N.A., Institutional Trust Services, 4 New York Plaza, 15th Floor, New York, NY 10004, under an indenture dated as of June 15, 2002, as amended on January 16, 2003 and                 , 2005 which we refer to as the Indenture.

Agents	ABN AMRO Financial Services, Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities, LLC; Charles Schwab & Co., Inc.; Citigroup Global Markets Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co.

Incorporated; National Financial Markets Group, a division of National Financial Services LLC; RBC Dain Rauscher, Inc.; UBS Financial Services Inc.; Wachovia Securities, LLC; and WM Financial Services, Inc.

Calculation Agent	JPMorgan Chase Bank, N.A., 4 New York Plaza, 15th Floor, New York, NY 10004.
Selling Group Members

Broker-dealers and other securities firms that have executed dealer agreements with the Purchasing Agent and agreed to market and sell the notes in accordance with the terms of these agreements along with all other applicable laws and regulations. For a list of selling group members, you may call 1-800-327-1546 or access the Internet at www.SignatureNote.com.

Earnings to Fixed Charges Ratios

The following tables set forth historical ratios of earnings to fixed charges for the periods specified. These ratios were prepared in accordance with Canadian GAAP and U.S. GAAP, as noted. For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represent income before minority interest in consolidated subsidiaries, income or loss from equity investees and provision for income taxes, plus fixed charges and distributed income of equity investees, less preference security dividend requirements of consolidated subsidiaries, if any. “Fixed charges” consist of interest expensed and capitalized, which includes amortization of premiums, discounts and capitalized expenses related to indebtedness, the portion of rental expense that management believes is representative of the interest component of lease expense, preference security dividend requirements of consolidated subsidiaries, and, for the U.S. GAAP ratios only, interest credited to policyholders.

The following consolidated earnings to fixed charges ratios do not reflect the issuance of any notes pursuant to this prospectus.
MFC’s Earnings to Fixed Charges Ratios

(Canadian GAAP) For the Twelve Months Ended December 31,
2004	2003	2002	2001	2000
7.0	5.9	5.6	5.5	6.1

Interest credited to policyholders is not included in “fixed charges” under Canadian GAAP.

(U.S. GAAP) For the Twelve Months Ended December 31,
2004	2003	2002	2001	2000
2.4	2.6	2.1	2.2	3.3

If interest credited to policyholders were excluded from, and the net effect of interest rate and currency swaps related to debt issued for capital purposes were included in, “fixed charges” (which MFC believes would reflect a traditional but less conservative methodology) and MFC’s historical ratios of earnings to fixed charges were recalculated on that basis in accordance with U.S. GAAP, they would be as follows:

(U.S. GAAP) For the Twelve Months Ended December 31,
2004	2003	2002	2001	2000
7.2	6.4	4.7	5.5	10.9

JHLIC’s Earnings to Fixed Charges Ratios

The following earnings to fixed charges ratios were calculated in accordance with U.S. GAAP.

For the Twelve Months Ended December 31,
2004	2003	2002	2001	2000
1.6	1.8	1.4	1.5	1.7

If interest credited to policyholders were excluded from, and the net effect of interest rate and currency swaps related to debt issued for capital purposes were included in, “fixed charges” (which JHLIC believes would reflect a traditional but less conservative methodology) and JHLIC’s historical ratios of earnings to fixed charges were recalculated on that basis, they would be as follows:

For the Twelve Months Ended December 31,
2004	2003	2002	2001	2000
8.3	18.9	20.0	16.2	18.4

The recalculated ratios above for both MFC and JHLIC should be used for comparison purposes when considering a potential investment in the notes and potential investments in debt obligations of other issuers who may compute their ratios in a similar manner.

RISK FACTORS

Your investment in the notes will involve a number of risks. You should consider carefully the following risks and the other information included or incorporated by reference in this prospectus and any applicable prospectus or pricing supplement before you decide that an investment in the notes is suitable for you. You should not purchase the notes unless you understand and can bear the investment risks of the notes. You should consult your own financial, tax and legal advisors regarding the risks and suitability of an investment in the notes in light of your particular circumstances.

Risks Generally Applicable to the Notes

Because the Notes are Unsecured, and the Indenture Contains No Limit on the Amount of Additional Debt that We May Incur, Our Ability to Make Timely Payments on Your Notes May be Affected by the Amount and Terms of Our Future Debt

You should consider carefully our creditworthiness before you invest in the notes. The notes are unsecured obligations solely of JHLIC. Our ability to make timely payments on our outstanding debt may depend on the amount and terms of our outstanding notes, and on the amount and terms of our other obligations. Before investing in the notes, you should also consider that the Indenture does not contain any limitation on the amount of indebtedness that we may issue in the future. As we issue additional notes under the Indenture or incur other debt outside the Indenture, unless our earnings grow in proportion to our debt and other fixed charges, our ability to service the notes on a timely basis may become impaired.

Our Ability to Make Timely Payments on Your Notes Will Depend on Our Future Liquidity, Which May be Adversely Affected if Rating Agencies Were to Lower Our Ratings

Our ability to make timely payments on your notes may be affected by our future liquidity. Our future liquidity, or ability to access cash when needed, may be adversely affected if the rating agencies were to lower our claims paying or financial strength ratings. Many of the products that we sell are purchased by investors who are attracted to us by reason of our financial strength and stability, as evidenced by our ratings. A significant downgrade by the rating agencies could lead to policy and contract withdrawals, increasing cash outflow. In addition, a downgrade could also harm our ability to sell new products, depressing our cash inflow, and could require us to offer higher rates of interest on financial products that we sell in the future, including future tranches of notes. This, in turn, could reduce our liquidity, thereby affecting our ability to make timely payments on your notes.

Our Ability to Make Timely Payments on Your Notes Will Depend on Our Future Liquidity, Which May be Adversely Affected if Our Investments Experience Higher than Anticipated Losses

We invest the net proceeds from our sale of products, and will invest the net proceeds from sales of the notes, in financial assets, and we use the cashflow from those financial assets to make payments on our liabilities. Our future liquidity may be adversely affected if our investments experience losses higher than anticipated. Higher investment losses may result from our credit assessment process or from economic and political conditions affecting the companies in which we invest. If actual investment losses exceed estimated investment losses, our available cash could decrease. Thus, our future liquidity, and our ability to make timely payments on the notes, may suffer from adverse investment results.

Our Ability to Make Timely Payments on Your Notes May be Adversely Affected by Disruptions in the Financial Markets Generally

There are always some timing differences between cash payments we owe on our products and other liabilities and the cash payments due to us on our investments. Our ability to overcome these cash mismatches and make timely payments on your notes may be adversely affected if the fixed income markets were to experience significant liquidity problems. Under extreme stress scenarios in which the fixed income markets face significant liquidity problems, we could be unable to sell additional products and unable to sell our portfolio investments in sufficient amounts to raise the cash required to pay your notes when due.

Our Ability to Make Timely Payments on Your Notes Will Depend on Our Future Liquidity, Which May be Adversely Affected by Changes in Interest Rates

Our ability to make timely payments on your notes may be affected by our future liquidity, which in turn may be adversely affected by changes in interest rates. If market rates of interest were to rise relative to the interest rates that we offer on new liabilities that we issue, including future tranches of notes, customers may avoid purchasing our products. In addition, under these circumstances, customers holding redeemable products may seek to redeem them when increasing interest rates make the returns on other types of investments more attractive than their existing JHLIC products. If this happens at a time when a significant amount of our liabilities are maturing, then our liquidity could be reduced and our ability to make timely payments on your notes could suffer.

Ratings of Our SignatureNote Program and any Rated Series of Notes May Not Reflect all Risks of an Investment in the Notes and May Change in Accordance with Our Financial Strength

The ratings of the SignatureNote program generally or a specific series of notes will primarily reflect our financial strength and will change in accordance with our financial strength rating. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. Such ratings do not comment as to the market price or suitability of the notes for a particular investor. In addition, there can be no assurance that a rating will be maintained for any given period of time or that a rating will not be lowered or withdrawn in its entirety. The ratings of our SignatureNote program and any rated series of notes issued under the program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.

If Our Actual Experience Varies Adversely From Our Underwriting Assumptions, Our Future Liquidity and Our Ability to Make Timely Payments on Your Notes May be Adversely Affected

The underwriting of our insurance products involves actuarially determined assumptions concerning mortality, morbidity, and policy lapses. Although these underwriting assumptions are based on historical data, there is no guarantee that the future experience of our customers will be consistent with this data or our assumptions. If our customers die, require long term care benefits, or surrender their policies at times or frequencies different from what we originally assumed at the time of sale, our cash outflow could be greater than anticipated. If this were to occur, our liquidity and our ability to make timely payments on your notes may be adversely affected.

If Our Reinsurers Refuse or Fail to Pay Claims When Due, Our Future Liquidity and Our Ability to Make Timely Payments on Your Notes May be Adversely Affected

In addition to our underwriting practices, we manage the risks relating to our insurance products by reinsuring a portion of these risks with other insurers. Although we assess and periodically reassess the creditworthiness of our reinsurers, their creditworthiness today may not reflect their actual ability to pay claims when they are due in the future. If some of our reinsurers refuse, or are unable, to meet their obligations to us, our future cash inflow and liquidity may be reduced and our ability to make timely payments on your notes could suffer.

If We Redeem Your Notes, You May Not be Able to Reinvest the Redemption Proceeds at an Interest Rate as High as the Rate on the Notes

If your notes are redeemable at our option, we may choose to redeem them,

from time to time, when prevailing interest rates are relatively low. If we do, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. If we have the right to redeem the notes from you, you should consider the related reinvestment risk in light of other investments available to you at the time of your investment in the notes.

If the accompanying pricing supplement provides that we have the right to redeem the notes, our ability to redeem the notes at our option is also likely to affect the market value of the notes. In particular, as a redemption date approaches, the market value of your notes generally will not rise substantially above the redemption price because of the optional redemption feature.

You May Not be Able to Sell Your Notes at the Time or Price You Desire

Many factors independent of our creditworthiness could affect the trading market and market value of your notes. These factors include:

•	the method of calculating the principal and interest for the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the redemption features of the notes; and

•	the level, direction and volatility of market interest rates generally.

Before you purchase any notes, you should also consider that SignatureNotes is a program for which no secondary trading market exists on the date of this prospectus. Neither we nor the Agents are obligated to make a secondary market in the notes, and if such market making commences it may be discontinued at any time. Similarly, neither we nor the Agents are obligated to list or to maintain the listing of the notes on any exchange or quotation system. Therefore, the liquidity of your investment in the notes may be limited or even nonexistent at the time you wish to sell your notes. If there is a limited number of buyers when you decide to sell your notes, it may affect the price you receive for your notes or your ability to sell your notes at all.

Depending on Your Individual Circumstances, United States Tax Rules Regarding Original Issue Discount Notes May Not be Advantageous to You

If we should offer what are called original issue discount notes, before purchasing the notes, you should consider your tax consequences and consult your own tax advisor. A United States holder of an original issue discount note that matures more than one year from its date of issuance will be required to include the amount of original issue discount relating to the note in the holder’s income as the discount accrues, which may be before the receipt of cash payments attributable to the income. The amount of original issue discount that the holder must include in income will equal the sum of daily allocated amounts of original issue discount for each day of the taxable year on which the holder held the note.

If Your Notes Include the Survivor’s Option, Annual and Individual Put Limitations on the Survivor’s Option May Affect Timing of Payments to Your Estate

If the applicable pricing supplement indicates that your notes are entitled to the survivor’s option, following your death your estate will have the right to require the early repayment of your notes, either in whole or in part, subject to certain conditions and procedures. Among other things, the survivor’s option is subject to (i) the “annual put limitation” which means that we may limit the aggregate principal amount of notes prepaid to all note holders in any calendar year pursuant to exercises of the survivor’s option, and (ii) the “individual put limitation” which means that we may limit the principal amount of notes prepaid to any one note holder in any calendar year pursuant to exercises of the survivor’s option. Application of either limitation may result in some or all of the requested prepayment being postponed to the next following calendar year, or even to subsequent calendar years if the unpaid balance of such request would exceed either of these limitations for the following year.

If We Become Insolvent, Under Applicable Insurance Insolvency Laws, Your Claim as Note Holders will be Subordinate to Other Claims Against Our Estate, Including Claims of Policyholders, Holders of Annuities and Holders of Other Forms of Insurance Contracts

If we become insolvent, our insolvency proceedings will be governed by Massachusetts insurance laws, administered by the Commissioner of the Massachusetts Division of Insurance, subject to review and approval by the Supreme Judicial Court of the Commonwealth of Massachusetts. The Division of Insurance monitors the solvency of its licensees in order to promote a healthy, responsive and willing marketplace for consumers who purchase insurance products. Massachusetts law prioritizes claims against the estate of insolvent life insurers as follows: (1) expenses of administration, (2) claims of policyholders and certain other persons, (3) claims for the return of premiums on cancelled policies, (4) claims of the federal government for taxes, (5) claims of certain employees for compensation, up to $1,000 per employee, (6) claims of state and local governments for taxes, and (7) all other claims. Your claims, as note holders, would be classified in priority seven. Furthermore, Massachusetts law provides that each higher class must receive payment in full before members of the next class receive any payment. Therefore, in the event of our insolvency, it is unlikely that you will receive payment in full on your notes from us. The subordinated guarantee of the notes will be issued by MFC, our indirect parent company. We represent a significant portion of the assets of MFC. In the event of our insolvency or receivership, MFC may incur limitations on receiving any distributions from us. In such event, MFC may have limited resources to satisfy its obligations under the subordinated guarantee.

Additional Risks Applicable to Floating Rate Notes

If Your Notes Bear Interest at a Floating Rate, You May Receive a Lower Amount of Interest in the Future

Because the interest rate on Floating Rate Notes, as defined below, will be indexed to an external interest rate or index that may vary from time to time, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, you will receive a lower amount of interest. We have no control over matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

If the Interest Rate on Your Floating Rate Notes is Subject to a Maximum Interest Rate, Your Return Will be Limited

If the applicable pricing supplement specifies that your Floating Rate Notes are subject to a Maximum Interest Rate, as described below, the rate of interest that will accrue on the Floating Rate Notes during any Interest Reset Period, as defined below, will never exceed the specified Maximum Interest Rate. Conversely, although the applicable rate of interest will always be greater than zero, unless a Minimum Interest Rate, as described below, is specified in the applicable pricing supplement, there is no assurance that the interest rate you receive in the future will not decrease.

If Your Interest Rate is Based upon the CPI, the Interest Rate on Your Notes May be Less than the Spread and, in Some Cases, Could be Zero

The Consumer Price Index for purposes of the notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for all Urban Consumers (“CPI”). Interest payable on some notes is linked to changes in the level of the CPI, during twelve-month measurement periods. Such changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control. If the CPI does not increase during a relevant measurement period, which is likely to occur when there is little or no inflation, holders of the notes will receive interest payments for that interest period at an interest rate equal to the Spread, as defined below. If the CPI decreases during a relevant period, which is likely to occur when there is deflation, holders of the notes will receive interest payments for that period at an interest rate that is less than the Spread. The Minimum Interest Rate on Floating Rate Notes is zero, which means that in some cases you may not receive any interest on your Floating Rate Notes.

The CPI Itself and the Way the CPI is Calculated may Change in the Future

There can be no assurance that the Bureau of Labor Statistics of the U.S. Department of Labor will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payment with respect to the notes. Accordingly, the amount of interest, if any, payable on the notes, and therefore the value of the notes, may be significantly reduced. If the CPI is substantially altered, as discussed in greater detail below, a substitute index will be employed to calculate the interest payable on the notes.

The Interest Rate on CPI Linked Notes may be Below the Rate Otherwise Payable on Similar Fixed or Floating Rate Debt Securities Issued by Us

Because the long-term trend in CPI changes has been positive, the initial interest rate, may be below what we would currently expect to pay as of the date of this prospectus if we issued non-callable senior debt securities with a fixed or floating rate and similar maturity to that of the notes. Even though the long-term trend in CPI changes has been positive, at any future date, the interest rate on the notes may be below what we would expect to pay as of such date if we issued non-callable senior debt securities with a fixed or floating rate and similar maturity to that of the notes.

Changes in the CPI may not Correlate with Changes in Interest Rate Indices Applicable to Other Notes Issued by Us

Changes in the CPI may bear little or no relationship to changes in interest rate indices (such as those described elsewhere in this prospectus) that may be applicable to other floating rate notes that we issue. As a result, at any time, your interest rate may be below the interest rates payable on other non-callable floating rate debt securities of similar maturity issued by us.

The Historical Levels of the CPI are not an Indication of the Future Levels of the CPI

The historical levels of the CPI are not an indication of the future levels of the CPI during the term of the notes. In the past, the CPI has experienced periods of volatility, and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

Risks Relating to MFC and its Subordinated Guarantee

MFC May Be Unable to Make Timely Payments in Accordance with the Subordinated Guarantee

The financial capacity of MFC to make timely payments under its subordinated guarantee of the notes may be adversely affected by a number of factors. Investors in the notes should review the discussion of Risk Management found at pages 66-74 of MFC’s Annual Report on Form 40-F filed on March 29, 2005 and the other information about MFC included in this prospectus and in the documents incorporated by reference in and forming a part of this prospectus. In addition, the subordinated guarantee will constitute an unsecured obligation of MFC as guarantor, and will be subordinated in right of payment to the prior payment in full of all other obligations of MFC, except for other guarantees or obligations of MFC which by their terms are designated as ranking equally in right of payment with or subordinate to MFC’s guarantee of the notes. Consequently, in the event of MFC’s bankruptcy, liquidation, dissolution, winding-up or reorganization, or upon acceleration of any series of debt securities or other financial obligations due to an event of default thereunder also triggering payment obligations on other debt, MFC’s assets will be available to pay its obligations on the subordinated guarantee only after all secured indebtedness and other indebtedness senior to the subordinated guarantee has been paid in full.

MFC’s Incorporation in Canada May Make it More Difficult for You to Enforce the Subordinated Guarantee

Holders of notes may have more difficulty enforcing their rights under the subordinated guarantee than would holders of notes guaranteed by a corporation incorporated in a jurisdiction of the United States. Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that MFC is organized under the laws of Canada, most of its officers and directors and some of the experts named in this prospectus are residents of Canada, and a substantial portion of its assets are located outside the United States.

WHERE YOU CAN FIND MORE INFORMATION

JHLIC files reports, proxy statements and other information with the SEC as required under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). MFC is subject to the information requirements of the Exchange Act, and, in accordance with the Exchange Act, files reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States.

You may read and copy any reports, statements or other information filed by MFC or JHLIC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also inspect reports, proxy statements and other information about MFC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by MFC and JHLIC, at http://www.sec.gov. You may also access the SEC filings and obtain other information about MFC through the website maintained by MFC, which is http://www.manulife.com. The information contained in that website is not incorporated by reference into this prospectus.

MFC and JHLIC filed a joint registration statement on Form F-3 with the SEC in respect of the securities being offered in this prospectus. This prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information you can find in the registration statement. The SEC allows MFC and JHLIC to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC.

The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or any prospectus supplement. These documents contain important information about the companies and their financial condition.

MFC incorporates by reference into this prospectus the documents listed below, which were filed with the SEC.

(a)	MFC’s Report of Foreign Issuer on Form 6-K filed April 21, 2005;

(b)	MFC’s Annual Report on Form 40-F for the year ended December 31, 2004 as filed on March 29, 2005 and as amended and filed on Form 40-F/A on April 21, 2005;

(c)	MFC’s Report of Foreign Issuer on Form 6-K filed on March 23,

2005, other than the sections of the Notice of Annual Meeting and Proxy Circular entitled “Report of the Management Resources Committee and Compensation Committee” and “Performance Graph” and other than the 2004 Annual Financial Statements; and

(d)	MFC’s Annual Report on Form 40-F for the year ended December 31, 2003 as filed on April 1, 2004 and as amended and filed on Form 40-F/A on September 16, 2004, February 3, 2005 and April 21, 2005.

JHLIC incorporates by reference into this prospectus the documents listed below with respect to JHLIC, which were filed with the SEC.

(a)	JHLIC’s Form 10-K for the fiscal year ended December 31, 2004 as filed on March 31, 2005;

(b)	JHLIC’s Form 8-K filed on March 11, 2005; and

(c)	all of JHLIC’s other filings pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the filing of the original registration statement of which this prospectus forms a part, other than current reports furnished to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Copies of the documents incorporated in this prospectus by reference may be obtained on request without charge from:

Manulife Financial Corporation
ATTN: Corporate Secretary
200 Bloor Street East, NT-10
Toronto, Ontario, Canada M4W 1E5
Telephone: (416) 926-3000

Any annual reports on Form 20-F, Form 40-F or Form 10-K, any reports on From 10-Q or Form 8-K, other than current reports furnished to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K, and any Form 6-K specifying that it is being incorporated by reference in this prospectus, as well as all prospectus supplements disclosing additional or updated information, filed by MFC with the SEC subsequent to the date of this prospectus shall be deemed to be incorporated by reference into this prospectus.

A pricing supplement containing the specific variable terms of an offering of notes will be delivered to purchasers of the applicable notes together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of such pricing supplement but only for the purposes of the offering of notes covered by that pricing supplement.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement or document so modified or superseded shall not, except to the extent so modified or superseded, be incorporated by reference and constitute a part of this prospectus.

You should rely on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these notes in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of this prospectus or any applicable prospectus supplement, as the case may be.

ACCOUNTING TREATMENT

After the effective date of this prospectus, it is expected that JHLIC will no longer file reports with the SEC and there will be no additional separate financial statements of JHLIC included in, or incorporated by reference in, this prospectus after such date, other than the historic JHLIC financial statements expressly incorporated by reference in the section “Where You Can Find More Information”. JHLIC has been a subsidiary of MFC for financial reporting purposes since April 28, 2004 and, as a consequence, JHLIC has been, and will continue to be, included in the consolidated financial statements of MFC in reports filed by MFC since that date. MFC’s financial statements include a footnote containing condensed consolidating financial information with separate columns for MFC, JHLIC and other subsidiaries of MFC, together with consolidating adjustments.

DESCRIPTION OF JOHN HANCOCK LIFE INSURANCE COMPANY

We are John Hancock Life Insurance Company, a stock life insurance company that was organized in 1862 under the laws of the Commonwealth of Massachusetts as “John Hancock Mutual Life Insurance Company.” On February 1, 2000, we converted to a stock company by “demutualizing” and changed our name. As part of the demutualization process, we became a subsidiary of JHFS, a newly-formed publicly-traded corporation. JHFS holds all of the outstanding shares of our capital stock, and has operated as a subsidiary of MFC since April 28, 2004 when MFC acquired all of the outstanding capital stock of JHFS that was not already beneficially owned by MFC as general fund assets. The “John Hancock” name is MFC’s primary U.S. brand. We have authority to transact business in all 50 states, the District of Columbia, Puerto Rico and certain other jurisdictions. As of December 31, 2004, we had approximately $99.76 billion of assets on a consolidated basis.

Our principal executive offices are located at John Hancock Place, 200 Clarendon Street, Boston, Massachusetts 02116 (Tel. No. 617-572-6000).

DESCRIPTION OF MANULIFE FINANCIAL CORPORATION

MFC was incorporated under the Insurance Companies Act (Canada) in 1999 for the purpose of becoming the holding company of The Manufacturers Life Insurance Company, which was founded in 1887. As a mutual life insurance company, The Manufacturers Life Insurance Company had no common shareholders and its board of directors was elected by its participating policyholders. In September 1999, The Manufacturers Life Insurance Company implemented a plan of demutualization and converted into a life insurance company with common shares and became a wholly-owned subsidiary of MFC. MFC’s head office and registered office is located at 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5 (Tel. No. 416-926-3000).

MFC and its subsidiaries provide a wide range of financial products and services, including individual life insurance, group life and health insurance, pension products, annuities and mutual funds, to individual and group customers in Canada, the United States, Asia and Japan. Funds under management by MFC were Cdn$347.7 billion as at December 31, 2004. MFC and its subsidiaries also offer reinsurance services, primarily life and accident and health reinsurance, and provide investment management services with respect to MFC’s general fund assets, segregated funds assets and mutual funds and, in Canada and Asia, provide institutional investment services. MFC has indirectly held all of the outstanding shares of JHLIC capital stock since April 28, 2004.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of notes to fund the purchase of financial assets issued or guaranteed primarily by entities unaffiliated with us. These financial assets, whose costs will vary, will consist primarily of fixed income securities, including short-term investments, bonds, whether issued publicly or through private placements, and commercial mortgages. The investment return on these financial assets, combined with the other financial assets in our general investment account, will be used to fund our liabilities, including the notes.

DESCRIPTION OF NOTES

The terms and conditions in this prospectus will apply to each note offered on or after             , 2005 (the effective date of the registration statement to which this prospectus relates) unless otherwise specified in the applicable pricing supplement. In the event of differences between the terms and conditions in this prospectus and the terms and conditions in the applicable pricing supplement, the applicable pricing supplement will govern. The general terms and conditions applicable to each note are described below. See “Additional Terms for Floating Rate Notes” for specific terms relating to floating rate notes and “Additional Terms for Notes with Interest Rate Based on CPI” for specific terms relating to floating rate notes that bear interest based on the CPI.

General

The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. Unless otherwise specified in the applicable pricing supplement, we will issue the notes only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary, except as specified in “—Book-Entry; Delivery and Form.” For more information on certificated and global securities, see “—Book-Entry; Delivery and Form.”

We may offer from time to time up to $2,500,000,000 aggregate initial offering price of notes, on terms to be determined at the time of sale. The notes will mature twelve months or more from the date of issue, as determined by the purchasing agent and agreed to by us.

The notes will be issued under an Indenture dated as of June 15, 2002, as amended on January 16, 2003 and             , 2005 (the “Indenture”), between us and JPMorgan Chase Bank, N.A., as Trustee (the “Trustee”). The Indenture does not limit the amount of additional unsecured indebtedness ranking equally and ratably with the notes that we may incur. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes under the Indenture in addition to the $2,500,000,000 aggregate initial offering price of the notes offered in this prospectus.

Each note will bear interest from the issue date at a fixed rate, which may be zero in the case of a zero-coupon note, or at a floating rate. See “Additional Terms for Floating Rate Notes” for specific terms relating to floating rate notes. The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, that is issued at more than a slight discount from the principal amount payable at maturity. Upon redemption, repayment or acceleration of the maturity of an original issue discount note, normally an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and the U.S. federal income tax consequences of original issue discount notes, see “—Payment of Principal and Interest” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Original Issue Discount Notes.”

The holders of the notes will not have the option to require repayment of the notes prior to the maturity date, except, if indicated in the applicable pricing supplement, pursuant to the survivor’s option (as such term is defined in “—Repayment Upon Death—Rights and Limitations under the Survivor’s Option”).

The statements in this prospectus concerning the notes and the Indenture summarize all material provisions of the notes and the Indenture; however, because summaries necessarily are not complete you should refer to the provisions in the Indenture. We incorporate some of the provisions and defined terms in the Indenture in this prospectus as a part of the statements we are making, and we qualify the statements in this prospectus in their entirety by the references to the Indenture.

Any reference in this prospectus or any applicable pricing supplement to principal or interest or both in respect of the notes will include:

•	a reference to any additional amounts which may be payable under the heading “—Payment of Additional Amounts;”

•	in relation to zero-coupon notes, the Amortized Face Amount (as such term is defined below in “—Glossary”); and

•	any other amounts which may be payable in respect of the notes.

All notes issued on the same day and having the same terms, including, but not limited to:

•	designation of series;

•	currency;

•	interest payment dates;

•	interest rate;

•	maturity date; and

•	redemption or survivor’s option provisions,

may be represented by a single global note. Your beneficial interest in a global note will be shown on, and transfers of your beneficial interest will be effected only through, records maintained by the depositary or its participants. Payments of principal and interest, if any, on the notes represented by a global note will be made by us or our paying agent (the “Paying Agent”) to the depositary or its nominee. Unless otherwise specified in the applicable pricing supplement, DTC will be the depositary. See “—Book-Entry; Delivery and Form.”

The principal amount of the notes will be payable at maturity at the Corporate Trust Office of JPMorgan Chase Bank, N.A., Institutional Trust Services, 4 New York Plaza, 15th Floor, New York, NY 10004, or at such other place as we may designate. Initially, we have appointed the Trustee as our Paying Agent.

Unless otherwise specified in the applicable pricing supplement:

•	the authorized denominations of the notes will be $1,000 and integral multiples of $1,000;

•	the notes may not be redeemed by us prior to their maturity date;

•	holders of the notes will not be entitled to require us to repay the notes under the survivor’s option (see “—Redemption” and “—Repayment Upon Death—Rights and Limitations under the Survivor’s Option”); and

•	the notes will not be subject to any sinking fund.

Unless otherwise specified in this prospectus, the pricing supplement relating to each note or notes will describe the following terms:

•	the price at which the note will be issued to the public, which we refer to as the issue price;

•	the date on which the note will be issued to the public, which we refer to as the issue date;

•	the maturity date of the note;

•	the interest rate, if any, or whether the interest rate on the note is a floating rate (See “Additional Terms for Floating Rate Notes”);

•	the periods in which any interest will be paid;

•	whether the holder of the note will have the survivor’s option;

•	whether the note may be redeemed at our option, prior to its maturity date, and if so, the terms of the redemption;

•	whether such note is a zero-coupon note or other original issue discount note;

•	special United States federal income tax consequences of the purchase, ownership and disposition of the note, if any; and

•	any other terms of the note that do not conflict with the provisions of the Indenture.

Glossary

You should refer to the Indenture and the form of notes filed as exhibits to the registration statement of which this prospectus is a part for the full definition of certain terms used in this prospectus. We have set forth below certain defined terms that are used in this prospectus with respect to the notes.

“Amortized Face Amount” with respect to any original issue discount note means the amount equal to the sum of its issue price plus the original issue discount amortized using the “interest method” (computed in accordance with U.S. GAAP in effect on the date as of which such amount is calculated) from the issue date to the date as of which such amount is calculated.

“Business day” with respect to any note means, unless otherwise specified in the applicable pricing supplement, any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York, New York.

“Zero-coupon note” means any note bearing zero percent interest from the issue date and issued at an issue price representing a discount from the principal amount payable on the maturity date.

Book-Entry; Delivery and Form

Upon issue, all notes having the same issue date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more fully registered global notes; provided, however, that no single global note will exceed $500,000,000. Each global note will be deposited with, or on behalf of, DTC or another depositary (DTC or such other depositary as is specified in the applicable pricing supplement is referred to as “DTC” or the “Depositary”) and registered in the name of the depositary’s nominee.

As long as DTC or another depositary’s nominee is the registered owner of the global note, this nominee for all purposes will be considered the sole owner or holder of the notes under the Indenture. Therefore, except as provided below, you will not:

•	be entitled to have any of the notes registered in your name;

•	receive or be entitled to receive physical delivery of the notes in definitive form; or

•	be considered the owner or holder of the notes under the Indenture.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions that are direct participants in DTC acting on behalf of beneficial owners of the notes. If we decide to issue notes outside the United States, we may arrange for non- United States holders to hold interests in the global notes through either DTC or Clearstream Banking, societe anonyme, Luxembourg, formerly Cedelbank, or Euroclear Bank S.A./NV, as operator of the Euroclear system if they are participants of such systems directly, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositary’s name on the books of DTC.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. “Participants” include:

•	securities brokers and dealers, including the agents;

•	banks and trust companies;

•	clearing corporations; and

•	certain other organizations.

Access to DTC’s system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant. Persons who are not participants may beneficially own securities held by DTC only through direct or indirect participants.

DTC has advised us that pursuant to procedures established by it:

•	upon issuance of the notes represented by a global note, DTC will credit the account of participants designated by the agents with the principal amounts of the notes purchased by the agents; and

•	ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants’ interests), and by the direct and indirect participants (with respect to the owners of beneficial interests in the global note).

Neither we, the Trustee, any Paying Agent nor DTC will have actual knowledge of the owners of beneficial interests in the global notes, nor any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Except as otherwise set forth in a pricing supplement, principal and interest payments on the notes registered in the name of DTC’s nominee will be made by the Paying Agent to DTC’s nominee as the registered owner of the global note. Under the terms of the Indenture, we and the Paying Agent will treat the persons in whose names the notes are registered as the owners of the notes for the purpose of receiving payment of principal and interest, if any, on the notes and for all other purposes whatsoever. Therefore, we do not have, and neither the Trustee nor any Paying Agent has, any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global note. DTC has advised us and the

Paying Agent that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global note as shown on the records of DTC. Payments by direct and indirect participants to owners of beneficial interests in the global note will be the responsibility of such direct and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”.

Clearstream has advised us that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations. Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector.

Distributions, to the extent received by the U.S. depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

In the event definitive notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of the Trustee or if notes then outstanding had been held through Clearstream or Euroclear, at the offices of a Luxembourg Paying Agent chosen by us.

Individual certificates in respect of notes will not be issued in exchange for the global notes, except in very limited circumstances. If Euroclear, Clearstream or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a global note or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of, transfer of, or in exchange for, book-entry interests in the notes represented by the global note upon delivery of the global note for cancellation. In addition, subject to the procedures of DTC, we may at any time determine not to have the notes represented by the global note and, in such event, will issue notes in definitive form in exchange for the global note. In either instance, an owner of a beneficial interest in a global note will be entitled to have notes equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with its rules on behalf of the relevant European international clearing system. However, a cross-market transfer will require delivery of instructions to the relevant European international clearing system, by the counterparty in such European international clearing system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their U.S. depositary.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Credits or any transactions of the type described above settled during subsequent securities settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and such procedures may be changed or discontinued at any time.

Payment of Principal and Interest

Payments of principal and interest, if any, with respect to global securities will be paid in immediately available funds to DTC or its nominee. See “—Book-Entry; Delivery and Form.” Payments of interest, if any (other than interest payable at maturity or upon redemption, repayment or acceleration of all or any portion of the principal or Amortized Face Amount of any certificated note

(other than a global note)) with respect to any certificated notes (other than a global note) will be paid by check mailed to the address of the person entitled to the payment as it appears in the security register. Payments of principal and interest at maturity or upon redemption, repayment or acceleration of all or any portion of the principal or Amortized Face Amount of any certificated note (other than a global note) will be made by check upon presentation and surrender of such note to the Paying Agent, together with interest, if any, payable at maturity or upon redemption, repayment or acceleration.

Unless the applicable pricing supplement states otherwise:

•	if we redeem any original issue discount note as described under “—Redemption,”

•	if we repay any original issue discount note at the option of the holder as described under “—Repayment Upon Death—Rights and Limitations under the Survivor’s Option,” or

•	if the principal of any original issue discount note is declared to be due and payable immediately as described in “Events of Default,”

the amount of principal due and payable with respect to the original issue discount note shall be limited to the sum of its issue price plus the original issue discount amortized using the “interest method” (computed in accordance with U.S. GAAP in effect on the date as of which such amount is calculated) from the issue date to the date as of which such amount is calculated.

Each note, other than a zero-coupon note, will bear interest from and including the date of issue, or in the case of notes issued upon registration of transfer or exchange from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Interest will be payable at the interest rate stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity or upon redemption, repayment or acceleration prior to the next scheduled interest payment date will be payable to the person to whom principal is payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date. If the interest payment date or the maturity for any fixed interest rate note falls on a day that is not a business day, the payment of principal and interest may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from such interest payment date or maturity, as the case may be. Unless the applicable pricing supplement states otherwise, interest on fixed interest rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Unless otherwise specified in the applicable pricing supplement, the interest payment dates for a fixed interest rate note, other than a zero-coupon note, will be as follows:

Interest Payments	Interest Payment Dates
Monthly	Fifteenth day of each calendar month commencing in the first succeeding calendar month following the month in which the note is issued.
Quarterly	Fifteenth day of every third month commencing in the third succeeding calendar month following the month in which the note is issued.
Semi-annual	Fifteenth day of every sixth month commencing in the sixth succeeding calendar month following the month in which the note is issued.
Annual	Fifteenth day of every twelfth month commencing in the twelfth succeeding calendar month following the month in which the note is issued.

The regular record date with respect to any interest payment date will be the date 15 calendar days prior to such interest payment date, whether or not such date is a business day.

The interest rates on the notes may differ depending upon, among other things, prevailing market conditions at the time of issuance as well as the aggregate principal amount of notes issued in any single transaction. Although we may change the interest rates and other variable terms of the notes from time to time, no change will affect any note already issued or as to which we have accepted an offer to purchase.

Redemption

Unless otherwise provided in the applicable pricing supplement:

•	we will not have the option to redeem the notes and the holders will not have the option to require repayment of the notes prior to the maturity date;

•	the notes will not be subject to any sinking fund; and

•	if less than all of the notes with like tenor and terms are to be redeemed, the notes to be redeemed shall be selected by the Trustee by lot or other method that the Trustee deems fair and appropriate.

If applicable, the pricing supplement relating to each note will indicate that the note will be redeemable at our option on a date or dates specified prior to its maturity date and, unless otherwise specified in the pricing supplement, at a price equal to 100% of the principal amount of the note, together with accrued interest to the date of redemption, unless such note was issued with original issue discount, in which case the pricing supplement will specify the amount payable upon such redemption.

We may redeem any of the notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice.

If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any repurchase.

We may at any time purchase notes (including those otherwise tendered for repayment by you, or your duly authorized representative, pursuant to the survivor’s option) at any price or prices in the open market or otherwise. Notes purchased by us may, at our discretion, be held or resold or surrendered to the Trustee for cancellation.

Repayment Upon Death—Rights and Limitations under the Survivor’s Option

If the pricing supplement relating to a note so states, the holder of the note will have the right to require us to repay a note prior to its maturity date upon the death of the beneficial owner of the note as described below. We call this right the “survivor’s option.”

Upon exercise of the survivor’s option, we will, at our option, either repay or purchase any note properly delivered for repayment by or on behalf of the person that has authority to act on behalf of the deceased beneficial owner of the note at a price equal to the sum of:

•	100% of the principal amount of such note (or, for zero-coupon notes, the Amortized Face Amount on the date of such repayment), and

•	accrued and unpaid interest, if any, to the date of such repayment,

subject to the following limitations.

Unless otherwise provided in the applicable pricing supplement, the survivor’s option may not be exercised until at least 12 months following the date of original issue of the applicable notes. In addition, we may limit the aggregate principal amount of notes as to which the survivor’s option may be exercised as follows:

•	In any calendar year, we may limit the aggregate principal amount to the greater of (a) 1% of the outstanding aggregate principal amount of the notes having the survivor’s option right as of December 31 of the most recently completed year or (b) $1,000,000. We call this limitation the “annual put limitation.”

•	For any individual deceased beneficial owner of notes, we may limit the aggregate principal amount to $200,000 for any calendar year. We call this limitation the “individual put limitation.”

We will not make principal repayments pursuant to the exercise of the survivor’s option in amounts that are less than $1,000 or in amounts other than multiples of $1,000. If the limitations described above would result in the partial repayment of any note, the principal amount of the note remaining outstanding after repayment must be at least $1,000.

Each note delivered pursuant to a valid exercise of the survivor’s option will be accepted promptly in the order all such notes are delivered, unless the acceptance of that note or a portion of the note would contravene the annual put limitation or the individual put limitation. If, as of the end of any calendar year, the aggregate principal amount of notes that have been accepted pursuant to exercise of the survivor’s option during that year has not exceeded the annual put limitation for that year, any notes, or portions of notes, not accepted during that calendar year because of the individual put limitation will be accepted in the order all such notes, or portions of notes, were delivered, to the extent that any such acceptance would not trigger the annual put limitation for such calendar year.

Any note or portion of a note accepted for repayment pursuant to exercise of the survivor’s option will be repaid no later than the next following scheduled interest payment date for the affected notes which is at least 20 calendar days after the date of acceptance (in the case of a zero-coupon note, the repayment schedule will be set forth on the applicable pricing supplement). If that date is not a business day, payment will be made on the next succeeding business day. Each note or portion of a note delivered for repayment that is not accepted in any calendar year due to the application of the annual put limitation or the individual put limitation will be deemed to be delivered in the following calendar year in the order in which all such notes were originally delivered, unless any such note or portion of a note is withdrawn by the representative for the deceased beneficial owner.

In the event that a note or portion of a note delivered for repayment pursuant to valid exercise of the survivor’s option is not accepted because of the application of the annual put limitation or the individual put limitation, the Trustee will deliver a notice by first-class mail to the representative of the deceased beneficial owner that states the reason that the note or portion of a note has not been accepted for repayment. Following receipt of such notice from the Trustee, the representative for the deceased beneficial owner may withdraw its exercise of the survivor’s option, but only with respect to the portion of such note that was not paid because of the application of the annual put limitation or the individual put limitation, as long as such withdrawal is received by the Trustee on the earlier of (i) 90 days from the date of receipt by the representative for the deceased beneficial owner of notice from the Trustee that the note or a portion of the note will not be accepted for repayment or (ii) the regular record date for the next scheduled interest payment date, if any, on the notes. Other than as described in the immediately preceding sentence, notes delivered upon exercise of the survivor’s option may not be withdrawn.

All questions as to the eligibility or validity of any exercise of the survivor’s option will be determined by us in our sole discretion. Our determination will be final and binding on all parties.

Beneficial Owner for Purposes of the Survivor’s Option

The death of a person owning a note in joint tenancy or tenancy by the entirety will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor’s option. The death of a person owning a note by tenancy in common will be deemed the death of the beneficial owner of a note only with respect to the deceased holder’s interest in the note so held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor’s option. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be deemed the death of the beneficial owner for purposes of the survivor’s option, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Trustee and us. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

How to Exercise the Survivor’s Option

In the case of repayment pursuant to the exercise of the survivor’s option, for notes represented by a global security, DTC or its nominee will be the holder of such note and therefore will be the only entity that can exercise the survivor’s option for such note. To obtain repayment pursuant to exercise of the survivor’s option with respect to a note represented by a global security, the representative must provide to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

•	a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company having an office or correspondent in the United States;

•	appropriate evidence satisfactory to the Trustee and us that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the note at the time of death;

•	instructions to the broker or other entity to notify DTC of its desire to obtain repayment pursuant to exercise of the survivor’s option;

•	a detailed description of the note, including the CUSIP number; and

•	the deceased’s social security number.

The broker or other entity will provide to the Trustee:

•	a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States;

•	appropriate evidence satisfactory to us and the Trustee that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the note at the time of death;

•	a certificate or letter satisfactory to the Trustee from the broker or other entity stating that it represents the deceased beneficial owner, and describing the deceased’s beneficial interest in the note; and

•	a detailed description of the note, including the CUSIP number.

The broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the survivor’s option to the appropriate representative. See “—Book-Entry; Delivery and Form.”

In order to validly exercise a survivor’s option for a certificated note (other than a global note) the representative must deliver to the Trustee the same information, noted above, to be delivered to the broker or other entity for exercise of such right for a global note (other than instructions to notify DTC), plus the note, a properly executed assignment of the note, and evidence of beneficial ownership of any note held in nominee name.

Payment of Additional Amounts

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading “Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” we will not be required to make any payment to holders of notes with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

If we decide to issue notes outside of the United States, either in whole or in part as part of a global note, and if we so indicate in the applicable pricing supplement, we will pay to the holder of any such note who is a person who is a Non-U.S. Holder (as defined in “United States Federal Taxation—Tax Consequences to U.S. Holders,” below)

such additional amounts (the “Additional Amounts”) as may be necessary in order that every net payment in respect of the principal or interest, if any, on such note, after deduction or withholding by us or any Paying Agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in the note to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to:

(a) any tax, assessment or other governmental charge which would not have been so imposed but for:

•	the existence of any present or former connection between the holder (or a fiduciary, settlor, beneficiary, member, or shareholder of, or holder of a power over, the holder, if the holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, the holder (or the fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident being or having been engaged in a trade or business or being or having been present or having or having had a permanent establishment in the United States or

•	the holder’s present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

(b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of the note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of or interest, if any, on any note;

(e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a note who actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

(f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

•	certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the note, if compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding); or

•	any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of or interest, if any, on any note, if such payment can be made without such withholding by at least one other Paying Agent; or

(h) any combination of items (a), (b), (c), (d), (e), (f) or (g), nor will such Additional Amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent a settlor or beneficiary with respect to the fiduciary or a member of such partnership or a beneficial owner of the note would not have been entitled to payment of the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the holder of the note.

As used under this heading “Payment of Additional Amounts” and under the headings “—Redemption for Tax Reasons” and “United States Federal Taxation—Tax Consequences to Non-United States Persons,” the term “United States” means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

Redemption for Tax Reasons

If, as a result of:

•	any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision affecting taxation, which becomes effective after the issue date of the first note of the applicable tranche or series;

•	any change in or amendment to the official application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the issue date of the first note of the applicable tranche or series; or

•	any action taken by any taxing authority of the United States which action is taken or becomes generally known after the issue date of the first note of the applicable tranche or series, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to us;

we, in the written opinion of independent legal counsel of recognized standing addressed to us, become obligated to pay Additional Amounts (as described above under “— Payment of Additional Amounts”), and we, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us, not including assignment of the notes, the notes of any affected tranche or series may be redeemed, as a whole but not in part, at our option at any time thereafter, upon notice to the Trustee and the holders of the notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount (or Amortized Face Amount in the case of an original issue discount note) of the notes to be redeemed together with accrued interest thereon to the date fixed for redemption.

Subordinated Guarantee

The payment obligations with respect to any notes issued hereunder will be fully and unconditionally guaranteed by a subordinated guarantee of MFC as described below under “Description of the Subordinated Guarantee.” MFC’s obligations under the subordinated guarantee will be unsecured and will be subordinated in right of payment to the prior payment in full of all other obligations of MFC, except for other guarantees or obligations of MFC which by their terms are designated as ranking equally in right of payment with or subordinate to MFC’s guarantee of the notes.

ADDITIONAL TERMS FOR FLOATING RATE NOTES

Unless otherwise specified in the applicable pricing supplement, the floating interest rate notes described in this prospectus (the “Floating Rate Notes”) will be issued as described below, and the applicable pricing supplement will specify certain terms of the particular Floating Rate Note that is being delivered pursuant to that pricing supplement, including:

•	the fact that the note is a Floating Rate Note,

•	the interest rate basis or bases,

•	the index maturity,

•	the Spread, if any,

•	the day count convention,

•	the initial interest rate,

•	the interest reset periods,

•	the interest reset dates, and

•	the maximum interest rate and the minimum interest rate, if any.

Interest Accrual and Payments

Interest on Floating Rate Notes will be payable in arrears on each interest payment date and at maturity. The dates specified in the applicable pricing supplement under the heading “Interest Payment Frequency and Dates” are the dates on which interest will be payable. If any interest payment date, other than an interest payment date at maturity, is a day that is not a business day (or in the case of a LIBOR note, a day that is not a London business day, as defined below), the interest payment date will be postponed to the next succeeding day that is a business day (or in the case of a LIBOR note, a day that is the next succeeding London business day) and, unless otherwise specified in the applicable pricing supplement, interest shall continue to accrue until paid or made available for payment. If the maturity of the note falls on a day that is not a business day (or in the case of a LIBOR note, a day that is not a London business day), we will make the required payment of principal and interest on the next succeeding business day (or in the case of a LIBOR note, a day that is the next succeeding London business day); however, no additional interest on such payment will accrue for the period from and after the maturity date. However, in the case of a LIBOR note only, if an interest payment date or payment at maturity falls on a day that is not a London business day and the next London business day falls in the next calendar month, the payment date will be the immediately preceding day which is a London business day.

As used in this prospectus, “London business day” means any day, other than a Saturday or Sunday, which is both a business day (as defined in “Description of Notes—Glossary”) and a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Interest payments on each $1,000 principal amount of Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or made available for payment, or from and including the issue date if no interest has been paid or made available for payment, to but excluding the related interest payment date or maturity date, as the case may be.

With respect to each $1,000 principal amount of Floating Rate Notes, accrued interest is calculated by multiplying the principal amount by the applicable interest rate per annum, then prorating that product by the applicable Day Count Convention, as defined below, specified in the applicable pricing supplement. For example, in the case of Treasury Rate notes, if the applicable Day Count Convention is specified as “Actual/365(Fixed),” then the product obtained by multiplying the principal amount by the applicable interest rate per annum would be multiplied, in turn, by the actual number of days in the applicable Interest Reset Period, as defined below, and then divided by 365. Unless otherwise specified in the applicable pricing supplement, the applicable Day Count Convention for Treasury Rate notes will be “Actual/365 (Fixed)” and the applicable Day Count Convention for CD Rate notes, LIBOR notes and Prime Rate notes will be “30/360.”

Unless a different definition is specified in a particular pricing supplement, the following “Day Count Conventions” shall have the following meanings:

(i)	“Actual/365 (Fixed)” means the actual number of days in the applicable Interest Reset Period divided by 365;

(ii)	“Actual/Actual (Historical)” means the actual number of days in the applicable Interest Reset Period divided by 365 (or, if any portion of the applicable Interest Reset Period falls in a leap year, the sum of (A) the actual number of days in that portion of the applicable Interest Reset Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the applicable Interest Reset Period falling in a non-leap year divided by 365);

(iii)	“30/360” means the number of days in the applicable Interest Reset Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (a) the last day of the applicable Interest Reset Period is the 31st day of a month but the first day of the applicable Interest Reset Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (b) the last day of the applicable Interest Reset Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)); and

(iv)	“Actual/360” means the actual number of days in the applicable Interest Reset Period divided by 360.

If a pricing supplement specifies a Day Count Convention other than one defined above, that pricing supplement will include the relevant definition.

Interest Rate Determinations

Each $1,000 principal amount of Floating Rate Notes will bear interest from the issue date at the applicable interest rates determined in accordance with the procedures described in this prospectus and the applicable pricing supplement. The interest rate in effect for the period from the issue date to but excluding the first interest payment date will be the initial interest rate set forth in the applicable pricing supplement. The interest rate will be reset on each Interest Reset Date, as defined below, commencing with the first Interest Reset Date specified in the applicable pricing supplement. The interest rate determined on an Interest Reset Date will be effective for the Interest Reset Period commencing on (and including) that day and ending on (and including) the day immediately preceding the next following Interest Reset Date.

As reset on each Interest Reset Date, the interest rate borne by each $1,000 principal amount of Floating Rate Notes shall be determined by reference to the Interest Rate Basis, as defined below, specified in the applicable pricing supplement, plus or minus the Spread, as defined below, specified in the applicable pricing supplement, subject to the Maximum Interest Rate and/or Minimum Interest Rate (if any) specified in the applicable pricing supplement.

As used in this prospectus, the “Interest Rate Basis” means the CD Rate, CMT Rate, CP Rate, Federal Funds Rate, LIBOR, Prime Rate or Treasury Rate, each as defined below. (We may also issue notes with interest rates based on the Consumer Price Index, as described below, or based on another index or basis described in the applicable pricing supplement.)

As used in this prospectus, the “Spread” means the amount (if any) of basis points which is to be added to or subtracted from the Interest Rate Basis, as specified in the applicable pricing supplement.

Interest Reset Periods and Interest Reset Dates

Each applicable pricing supplement will specify whether the rate of interest on the related Floating Rate Notes will be reset daily, weekly, monthly, quarterly, semi-annually, annually or at another interest reset period (the “Interest Reset Period”). Unless otherwise specified in the applicable pricing supplement, the Interest Reset Period for the related Floating Rate Notes shall be the period from and including the most recent Interest Reset Date to but excluding the immediately succeeding Interest Reset Date or maturity date, as the case may be.

The dates specified in the applicable pricing supplement under the heading “Interest Reset Dates” are the dates on which the interest rate will be reset, and each is referred to as an “Interest Reset Date”. Unless otherwise specified in the applicable pricing supplement, when an Interest Reset Date for Floating Rate Notes (other than CPI Notes, as defined in “Additional Terms for Notes with Interest Rate Based on CPI—Calculation of the Interest Rate Based on CPI”), would otherwise be a day that is not a business day (or in the case of a LIBOR note, a day that is not a London business day), the applicable Interest Reset Date will be postponed to the next succeeding day that is a business day (or in the case of a LIBOR note, a day that is the next succeeding London business day). However, in the case of a LIBOR note only, if an Interest Reset Date is not a London business day and the next London business day falls in the next calendar month, the Interest Reset Date will be the immediately preceding day which is a London business day. Unless otherwise specified in the applicable pricing supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset:

•	daily, each business day;

•	weekly, a business day in each week as specified in the applicable pricing supplement;

•	monthly, a business day in each month as specified in the applicable pricing supplement;

•	quarterly, a business day in each third month as specified in the applicable pricing supplement;

•	semi-annually, a business day in each sixth month as specified in the applicable pricing supplement; and

•	annually, a business day in one month each year as specified in the applicable pricing supplement.

Maximum and Minimum Interest Rates

The pricing supplement applicable to each tranche of Floating Rate Notes will specify whether or not the Floating Rate Notes of that tranche are subject to either a Maximum Interest Rate or a Minimum Interest Rate. If either or both apply, the pricing supplement will specify the applicable Maximum and/or Minimum rates. For example, if a pricing supplement specifies that a tranche of Floating Rate Notes has a Maximum Interest Rate of 6.00% per annum, then for any Interest Reset Date should the result of the Interest Rate Basis and the Spread exceed the Maximum Interest Rate, the interest rate applicable to the Floating Rate Notes for that Interest Reset Period would be the Maximum Interest Rate of 6.00% per annum. Conversely, if a pricing supplement specifies that a tranche of Floating Rate Notes has a Minimum Interest Rate of 1.50% per annum, then for any Interest Reset Date should the result of the Interest Rate Basis and the Spread be less than the Minimum Interest Rate, the interest rate applicable to the Floating Rate Notes for that Interest Reset Period would be the Minimum Interest Rate of 1.50% per annum.

Calculation Agent

Unless otherwise specified in the applicable pricing supplement, JPMorgan Chase Bank, N.A., will be the calculation agent and will determine the applicable interest rate on each Interest Reset Date. Upon the request of the holder of Floating Rate Notes, the calculation agent will provide the interest rate then in effect (when available). All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent manifest error, will be conclusive for all purposes and binding on the Issuer and beneficial owners of the Floating Rate Notes. All percentages resulting from any calculation on the Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from this calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Certain Definitions

Unless a different definition is specified in a particular pricing supplement, the following terms shall have the following meanings:

“CD Rate” means:

(1)	the rate reported for the second business day preceding the applicable Interest Reset Date for “CDs (secondary market)” having a maturity closest to the Index Maturity specified in the applicable pricing supplement, as published in the H.15 Daily Update on the Interest Reset Date or if not published on such date then as published on a business day which is closest to, but not more than four business days subsequent to, the Interest Reset Date, or

(2)	if the H.15 Daily Update is not published on the Interest Reset Date or on any of the four business days immediately following the Interest Reset Date, the rate reported for the second business day preceding the applicable Interest Reset Date for “CDs (secondary market)” having a maturity closest to the Index Maturity specified in the applicable pricing supplement, as published in H.15(519) on the Interest Reset Date, or if not published on such date then as published on a business day which is closest to, but not more than five business days subsequent to, the Interest Reset Date, or

(3)

if the rate referred to in clause (2) is not published on the Interest Reset Date or on any of the five business days immediately following the Interest Reset Date, the rate calculated by the calculation agent, as of approximately 3:30 P.M., New York City time, on the fifth business day following that Interest Reset Date as the arithmetic mean of the secondary market offered rates (on the fifth business day following that Interest Reset Date) of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent, for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the pricing supplement and in a denomination of $1,000,000, or

(4)	if the dealers selected by the calculation agent are not quoting offered rates as mentioned in clause (3), the CD Rate already in effect on the day preceding the Interest Reset Date, or in the case of the first Interest Reset Date the initial interest rate set forth in the applicable pricing supplement minus the Spread (if any).

“CMT	Rate” means:

(1)	the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption “. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,” under the column for the Designated CMT Maturity Index, as defined below, for (a) the second business day preceding the applicable Interest Reset Date, if the Designated CMT Telerate Page is 7051, or (b) the week or the month, as applicable, ended immediately preceding the week in which the Interest Reset Date occurs, if the Designated CMT Telerate Page is 7052, or

(2)	if the relevant information in clause (1) is no longer published, or not published by 3:00 P.M., New York City time, on the Interest Reset Date, then the CMT Rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index on the Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519), or

(3)

if the information described in clause (2) is not provided by 3:00 P.M., New York City time, on the Interest Reset Date, then the calculation agent will determine the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Reset Date, reported, according to their written records, by three leading primary United States government securities dealers, which we refer to as “reference dealers,” in New York City, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as “Treasury notes,” with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used. If the calculation agent cannot obtain three Treasury notes quotations, the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Reset Date of three reference dealers in New York City, selected using the same method described above, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of the reference dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated. If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT Rate will remain the CMT Rate for the immediately preceding interest reset period, or, in the case of the first Interest Reset Period, the initial interest rate set forth in the applicable pricing supplement minus the Spread (if any).

“CP	Rate” means:

(1)

the Money Market Yield, calculated as described below, of the rate reported for the second business day preceding the applicable Interest Reset Date for commercial paper having a maturity closest to the Index Maturity specified in the applicable pricing supplement, as that rate is published in the H.15 Daily Update under the heading “Commercial Paper—Nonfinancial” on the Interest Reset Date, or if not published on such date then as published on a business day which is closest to, but not more than four business days subsequent to, the Interest Reset Date, or

(2)	if the above rate is not published on the Interest Reset Date or on any of the four business days immediately following the Interest Reset Date, the rate reported for the second business day preceding the applicable Interest Reset Date for commercial paper having a maturity closest to the Index Maturity specified in the applicable pricing supplement as published in the H.15(519) under the heading “Commercial Paper—Nonfinancial” on the Interest Reset Date, or if not published on such date then as published on a business day which is closest to, but not more than five business days subsequent to, the Interest Reset Date, or

(3)	if the rate referred to in clause (2) is not published on the Interest Reset Date or on any of the five business days immediately following the Interest Reset Date, the rate calculated by the calculation agent, as of approximately 3:30 P.M., New York City time, on the fifth business day following that Interest Reset Date as the arithmetic mean of the secondary market offered rates as of 11:00 A.M., New York City time, on the fifth business day following that Interest Reset Date of three leading dealers of commercial paper in New York City selected by the calculation agent, for commercial paper (a) of the highest credit ratings from at least two nationally recognized statistical rating agencies and (b) with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

(4)	if the dealers selected by the calculation agent are not quoting as set forth in clause (3), the CP Rate will remain the rate already in effect on the day preceding Interest Reset Date, or, in the case of the first Interest Reset Period, the initial interest rate set forth in the applicable pricing supplement minus the Spread (if any).

“Federal Funds Rate” means:

(1)	the rate reported for the second business day preceding the applicable Interest Reset Date for federal funds as published in the H.15 Daily Update on the Interest Reset Date under the heading “Federal Funds/Effective Rate,” or if not published on such date then as published on a business day which is the closest to follow, but not more than four business days subsequent to, the Interest Reset Date, or

(2)	if the above rate is not published on the Interest Reset Date or on any of the four business days immediately following the Interest Reset Date, the rate reported for the second business day preceding the applicable Interest Reset Date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Moneyline Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as “Telerate Page 120,”

(3)	if the rate referred to in clause (2) is not published on the Interest Reset Date or on any of the five business days immediately following the Interest Reset Date, the rate calculated by the calculation agent, as of approximately 3:30 P.M., New York City time, on the fifth business day following that Interest Reset Date as the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in New York City selected by the calculation agent, after consultation with us, on the fifth business day following that Interest Reset Date, or

(4)	if the brokers selected by the calculation agent are not quoting as set forth in clause (3), the Federal Funds Rate will remain the rate already in effect on the day preceding the Interest Reset Date, or, in the case of the first Interest Reset Period, the initial interest rate set forth in the applicable pricing supplement minus the Spread (if any).

“LIBOR” means:

(1)	the rate reported by the London interbank market as of 11:00 A.M. London time on the second London business day preceding the applicable Interest Reset Date for deposits in U.S. dollars by prime banks for a period of time closest to the Index Maturity specified in the applicable pricing supplement, as published on page 3750 (or any successor page) of the Moneyline Telerate (or any successor service) display on the applicable Interest Reset Date, or if not published on such date then as published on a business day which is closest to, but not more than four business days subsequent to, the Interest Reset Date, or as published at such times on any successor service or page used for the purpose of displaying the London interbank offered rates of major banks for U.S. dollar deposits, or

(2)	if the rate referred to in clause (1) is not published on the Interest Reset Date or on any of the four

London business days immediately following the Interest Reset Date, the rate reported as the “CLOSE/ASK/YIELD” for deposits in U.S. dollars by prime banks as of the second London business day preceding the applicable Interest Reset Date for a period of time closest to the Index Maturity specified in the applicable pricing supplement, as published by the Bloomberg Financial Markets Service (or any successor service) on the Interest Reset Date or if not published on such date then as published on a London business day which is closest to, but not more than five business days subsequent to, that Interest Reset Date, or

(3)	if the rate referred to in clause (2) is not published on the Interest Reset Date or on any of the five London business days immediately following the Interest Reset Date, the rate calculated by the calculation agent, as of approximately 11:00 A.M. New York City time on the sixth London business day following that Interest Reset Date, as the arithmetic mean of the rates for loans in U.S. dollars offered as of the close of business (London time) on the sixth business day following that Interest Reset Date by four banks selected by the calculation agent to prime banks in the London interbank market based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time for a term closest to the Index Maturity specified in the applicable pricing supplement, or

(4)	if the banks selected by the calculation agent are not quoting as mentioned in clause (3), the LIBOR already in effect on the day preceding the Interest Reset Date, or in the case of the first Interest Reset Date the initial interest rate set forth in the applicable pricing supplement minus the Spread (if any).

“Prime Rate” means:

(1)	the rate reported for the second business day preceding the applicable Interest Reset Date for a “Bank prime loan”, as published in the H.15 Daily Update on the Interest Reset Date or if not published on such date then as published on a business day which is closest to, but not more than four business days subsequent to, the Interest Reset Date, or

(2)

if the H.15 Daily Update is not published on the Interest Reset Date or on any of the four business days immediately following the Interest Reset Date, the rate reported for the second business day preceding the applicable Interest Reset Date for a “Bank prime loan”, as published in H.15(519) on the Interest Reset Date, or if not published on such date then as published on a business day which is closest to, but not more than five business days subsequent to, the Interest Reset Date, or

(3)	if the rate referred to in clause (2) is not published on the Interest Reset Date or on any of the five business days immediately following the Interest Reset Date, the rate reported on the fifth business day following that Interest Reset Date, as the “Bloomberg Prime” for the fifth business day following that Interest Reset Date appearing on the Bloomberg Financial Markets Service (or any successor service) screen page “Prime Rate By Top Banks” (or any successor page), or

(4)	if the rate referred to in clause (3) is not published on the fifth business day immediately following the Interest Reset Date, the rate calculated by the calculation agent, as of approximately 3:30 P.M. New York City time on the fifth business day following that Interest Reset Date, as the arithmetic mean of the prime rates quoted on the fifth business day following that Interest Reset Date by three major banks in New York City, which may include the calculation agent or its affiliates, selected by the calculation agent, or

(5)	if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate already in effect on the day preceding the Interest Reset Date, or in the case of the first Interest Reset Date the initial interest rate set forth in the applicable pricing supplement minus the Spread (if any).

“Treasury Rate” means:

(1)	the Bond Equivalent Yield of the rate reported for the second business day preceding the applicable Interest Reset Date for “Treasury bills (secondary market)” having a maturity closest to the Index Maturity specified in the applicable pricing supplement, as published in the H.15 Daily Update on the Interest Reset Date, or if not published on such date then as published on a business day which is closest to, but not more than four business days subsequent to, the Interest Reset Date, or

(2)

if the H.15 Daily Update is not published on the Interest Reset Date or on any of the four business days immediately following the Interest Reset Date, the Bond Equivalent Yield of the daily rate reported for the second business day preceding the applicable Interest Reset Date for “Treasury bills (secondary market)” having a maturity closest to the Index Maturity specified in the applicable pricing supplement, as published in H.15(519) on the Interest Reset Date, or if not published on such date then as published on a business day which is closest to, but not more than five business days subsequent to, the Interest Reset Date, or

(3)	if the rate referred to in clause (2) is not published on the Interest Reset Date or on any of the five business days immediately following the Interest Reset Date, the rate from the auction most recently preceding the Interest Reset Date of direct obligations of the United States having a maturity closest to the Index Maturity specified in the applicable pricing supplement, as reported under the caption “INVESTMENT RATE” on the display on Moneyline Telerate or any successor service on page 56 or any other page as may replace page 56 on that service or page 57 or any other page as may replace page 57 on that service, or

(4)	if the rate referred to in clause (3) is not published on the related Interest Reset Date or on any of the five business days immediately following the Interest Reset Date, the rate calculated by the calculation agent, as of approximately 3:30 P.M., New York City time, on the fifth business day following that Interest Reset Date, as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates (on the fifth business day following that Interest Reset Date) of three primary United States government securities dealers, which may include the calculation agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

(5)	if the dealers selected by the calculation agent are not quoting as mentioned in clause (4), the Treasury Rate already in effect on the day preceding the Interest Reset Date, or in the case of the first Interest Reset Date the initial interest rate set forth in the applicable pricing supplement minus the Spread (if any).

“Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield =	D x N	X 100

360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 and “M” refers to the actual number of days in the applicable interest period.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the applicable pricing supplement for which the CMT Rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

“Designated CMT Telerate Page” means the display on Moneyline Telerate, Inc., or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/current, or any successor site or publication.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

“Money Market Yield” means the yield calculated in accordance with the following formula:

Money Market Yield =	D x 360 x 100

360 - (D x M)

where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

ADDITIONAL TERMS FOR NOTES WITH INTEREST RATE BASED ON CPI

Calculation of the Interest Rate Based on CPI

If the pricing supplement so states, the amount of interest payable on the Floating Rate Notes issued pursuant to this prospectus and the applicable pricing supplement will be linked to changes in the CPI (such notes, the “CPI Notes”). The CPI is published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”) and reported on Bloomberg CPURNSA or any successor service.

The interest rate for the CPI Notes being offered by this prospectus, for each

Interest Reset Period during the term of the notes following the initial interest payment period, will be the sum of the Consumer Price Index Adjustment Rate plus the Spread. The Consumer Price Index Adjustment Rate for each Interest Reset Period will be determined as of the applicable interest rate determination date, as set forth in the applicable pricing supplement (“Interest Rate Determination Date”), pursuant to the following formula:

(CPIt – CPIt-12) / CPIt-12; where

CPIt = Current Index Level of CPI, as published on Bloomberg CPURNSA; and

CPIt-12 = Index Level of CPI for the month 12 months prior to CPIt.

The interest rate determined on an Interest Rate Determination Date will be the interest rate effective on the immediately following Interest Reset Date. In no case, however, will the interest rate for the CPI Notes be less than the Minimum Interest Rate, which is zero. The initial interest rate for a CPI Note will be set forth in the applicable pricing supplement.

CPIt for each Interest Reset Date is the CPI for the second calendar month prior to the applicable Interest Rate Determination Date as published and reported in the calendar month immediately prior to such Interest Rate Determination Date. For example, if CPI Notes were outstanding for the period from and including December 15, 2003 to but excluding January 15, 2004, CPIt would be the CPI for October 2003, which was 185.0, and CPIt-12 would be the CPI for October 2002, which was 181.3. The CPI for October 2003 was published by the BLS and reported on Bloomberg CPURNSA in November 2003, and the CPI for October 2002 was published and reported in November 2002. Unless otherwise specified in the applicable pricing supplement, when an Interest Reset Date for CPI Notes is not a business day, such Interest Reset Date will not change.

Consumer Price Index

The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for the CPI Notes is the 1982-1984 average.

If the CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 PM on an Interest Rate

Determination Date, but has otherwise been published by the BLS, the calculation agent will determine the CPI as published by the BLS for such month using such other source as on its face, and after consultation with us, appears to accurately set forth the CPI, as published by the BLS.

In calculating CPIt and CPIt-12, the calculation agent will use the most recently available value of the CPI for any month, determined as described above on the applicable Interest Rate Determination Date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPIt and CPIt-12 used by the calculation agent on any Interest Rate Determination Date to determine the interest rate on the CPI Notes (an “Initial CPI”) is subsequently revised by the BLS, the calculation agent will continue to use the Initial CPI, and the interest rate determined will not be revised. If the CPI is rebased to a different year or period, the base reference period for the CPI Notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while the CPI Notes are outstanding, the CPI is discontinued or, if in the opinion of the BLS, as evidenced by a public release, and if concurred with by us, substantially altered, the applicable substitute index for the CPI Notes will be that chosen by the Secretary of the Treasury for the Department of Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997). If no such securities are outstanding, the substitute index for the CPI Notes will be determined by the calculation agent as directed by us in accordance with general market practice at the time, provided that the procedure for determining the resulting interest rate is administratively acceptable to the calculation agent.

The following table sets forth the CPI from January 1998 to February 2005, as reported by the BLS.

Month	2005	2004	2003	2002	2001	2000	1999	1998
January	190.7	185.2	181.7	177.1	175.1	168.8	164.3	161.6
February	191.8	186.2	183.1	177.8	175.8	169.8	164.5	161.9
March		187.4	184.2	178.8	176.2	171.2	165.0	162.2
April		188.0	183.8	179.8	176.9	171.3	166.2	162.5
May		189.1	183.5	179.8	177.7	171.5	166.2	162.8
June		189.7	183.7	179.9	178.0	172.4	166.2	163.0
July		189.4	183.9	180.1	177.5	172.8	166.7	163.2
August		189.5	184.6	180.7	177.5	172.8	167.1	163.4
September		189.9	185.2	181.0	178.3	173.7	167.9	163.6
October		190.9	185.0	181.3	177.7	174.0	168.2	164.0
November		191.0	184.5	181.3	177.4	174.1	168.3	164.0
December		190.3	184.3	180.9	176.7	174.0	168.3	163.9

As previously stated, movements in the CPI that have occurred in the past are not necessarily indicative of changes that may occur in the future, which may be wider or more confined than those that have occurred historically.

Accrual and Payment of Interest

Interest payments on each $1,000 principal amount of the CPI Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date, or in the case of the first interest period from and including the issue date to but excluding the next Interest Payment Date, subject to the 30/360 day count convention, unless otherwise set forth in the applicable pricing supplement. Thereafter, each Interest Reset Period will be deemed to include 30 days for interest accrual purposes. Interest on the CPI Notes will be payable in arrears on each Interest Payment Date and at maturity. If a scheduled Interest Payment Date does not fall on a business day, the interest payment will be made on the next succeeding business day, and no additional interest on that payment will accrue from the scheduled Interest Payment Date to the next succeeding business day on which the interest payment is made.

DESCRIPTION OF THE SUBORDINATED GUARANTEE

MFC, referred to in this prospectus as the guarantor, will guarantee payment in full to the holders of the notes to be issued hereunder. This subordinated guarantee will constitute a full and unconditional guarantee as to the payment of principal (and premium, if any) and interest, if any, and Additional Amounts, if any, on the notes as and when the same shall become due and payable whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. Under the terms of the subordinated guarantee, the guarantor will be liable for the full amount of each payment under the notes. The subordinated guarantee will remain in effect until the entire principal of, and premium, if any, and interest, if any, and Additional Amounts, if any, on the notes shall have been paid in full. The subordinated guarantee will constitute a full and unconditional guarantee of payment and not of collection. This means that the holder of the notes may sue the guarantor to enforce its rights under the subordinated guarantee without first suing any other person or entity. There is no charge or cost to you for receiving the subordinated guarantee.

The subordinated guarantee for the notes will be issued pursuant to a subordinated guarantee dated             , 2005, whereby MFC will become guarantor.

Unless otherwise set forth herein, the subordinated guarantee of MFC applicable to the notes issued by JHLIC will constitute an unsecured obligation of MFC as guarantor, and will be subordinated in right of payment to the prior payment in full of all other obligations of MFC, except for other guarantees or obligations of MFC which by their terms are designated as ranking equally in right of payment with or subordinate to MFC’s guarantee of the notes, and effectively rank senior to MFC’s preferred and common shares. As a result, in the event of the guarantor’s bankruptcy, liquidation, dissolution, winding-up or reorganization or upon acceleration of any series of debt securities or other financial obligations due to an event also triggering payment obligations on other debt, the guarantor’s assets will be available to pay its obligations on the subordinated guarantee only after all secured indebtedness and other indebtedness senior to the subordinated guarantee has been paid in full. There may not be sufficient assets remaining to pay amounts due on all or any portion of the subordinated guarantee.

It is expected that the issuance of the subordinated guarantee by MFC will relieve us of our obligation to file with the SEC annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively, and thereby save us the expense of being an SEC reporting company. MFC, the company that is providing the subordinated guarantee, is the ultimate parent of all of the companies in the John Hancock group of companies, including us. MFC is a company organized under the laws of Canada and its common shares are listed principally on the Toronto Stock Exchange and the New York Stock Exchange. MFC files with the SEC annual and current reports on Forms 40-F and 6-K, respectively. JHLIC is included in the consolidated financial statements contained in MFC’s SEC reports in a footnote containing condensed consolidating financial information with separate columns for MFC, JHLIC and other subsidiaries of MFC, together with consolidating adjustments.

The subordinated guarantee of the notes by MFC will be governed by the laws of the State of New York. The subordinated guarantee will provide that any claim or proceeding brought by a holder to enforce the obligations of MFC, as guarantor, may be brought in a court of competent jurisdiction in the Borough of Manhattan, City and State of New York, and that MFC submits to the non-exclusive jurisdiction of such courts in connection with such claim or proceeding. MFC has designated John Hancock Life Insurance Company of New York (formerly known as The Manufacturers Life Insurance Company of New York), 100 Summit Lake Drive, 2nd Floor, Valhalla, New York 10595, as its authorized agent upon whom process may be served in any legal action or proceeding against MFC arising out of or in connection with the subordinated guarantee. All payments on the notes by the guarantor under the subordinated guarantee will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Government of Canada, or any province, territory or political subdivision thereof, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges by the guarantor is required by law or by the administration or interpretation of such law. At the present time, amounts paid by the guarantor as, on account or in lieu of payment of, or in satisfaction of, interest on the notes to a non-resident of Canada may be subject to Canadian withholding tax. In that event, the guarantor will pay such additional amounts as may be necessary in order that the net amounts received by the holders of the notes after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of the notes in the absence of such withholding or deduction (“Guarantor Additional Amounts”), except as described herein and except that no such Guarantor Additional Amounts shall be payable with respect to any note presented for payment:

(a)	by or on behalf of a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such note (i) by reason of his being a person with whom JHLIC or the guarantor is not dealing at arm’s length for the purposes of the Income Tax Act (Canada), or (ii) by reason of his having a connection with Canada or any province or territory thereof other than the mere holding, use or ownership or deemed holding, use or ownership of such note;

(b)	by or on behalf of a holder who would not be liable for or subject to such withholding or deduction by making a claim for exemption to the relevant tax authority; or

(c)	more than 10 days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to Guarantor Additional Amounts on presenting the same for payment on the last day of such period of 10 days.

As used herein, “Relevant Date” shall mean whichever is the later of (a) the date on which such payment first becomes due, or (b) if the full amount of the moneys payable has not been received by a depository on or prior to such date, the date on which the full amount of such moneys shall have been so received, notice to that effect having been duly provided in accordance with the terms of the notes.

UNITED STATES FEDERAL TAXATION

General

In the opinion of our counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., subject to the limitations and qualifications described below, the following are the material United States federal income and certain estate tax consequences of the ownership and disposition of the notes by an original holder purchasing notes at the “issue price” (as defined below) and holding the notes as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”). The following does not discuss all United States federal income tax consequences that may be applicable to you. In particular, if you are:

•	a financial institution;

•	an insurance company;

•	a dealer in securities;

•	a person holding notes as part of a “straddle,” conversion transaction, hedging or other integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar;

•	a partnership, or other entity classified as a partnership for United States federal income tax purposes; or

•	a person subject to the alternative minimum tax,

you may be subject to special rules. In the case of a partnership holding the notes, the tax treatment of a partner will depend on the status of the partner and the tax treatment of the partnership. In addition, the United States federal income tax consequences of a particular note will depend, in part, on the terms of the note.

We advise you to consult your own tax advisors with regard to the application of the United States federal income and estate tax laws to your particular situation and any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

These opinions are based on the Code, United States Treasury Regulations (including proposed and temporary regulations) promulgated under the Code, rulings, official pronouncements and judicial decisions as of the date of this prospectus. You should know that the authorities on which these opinions are based are subject to change or differing interpretations, which could apply retroactively, and could result in United States federal income tax consequences for you that are different from those discussed below.

Tax Consequences to U.S. Holders

For purposes of the following discussion, “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have authority to control all substantial decisions of the trust; as well as certain trusts that have made valid elections to be treated as United States persons.

The term U.S. Holder also includes certain former citizens of the United States. A “Non-United States Person” is a person who is not a U.S. Holder.

Payments of Interest

Stated interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes unless such holder is tax exempt.

All payments of interest on a note that matures one year or less from its date of issuance will be included in the stated redemption price at the maturity of the note and will be taxed in the manner described below under “—Original Issue Discount Notes”.

Special rules governing the treatment of interest paid with respect to original issue discount notes (as defined below) are described under “—Original Issue Discount Notes” below.

Original Issue Discount Notes

The following opinions are generally based upon the Treasury Regulations concerning the treatment of debt instruments issued with original issue discount (the “OID Regulations”). Under the OID Regulations, a note that has an “issue price” that is less than its stated redemption price at maturity will be considered to have been issued at an original issue discount, subject to the de minimis rule discussed below. The “issue price” of a note is equal to the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. The stated redemption price at maturity of a note is equal to the sum of all payments to be made on the note other than “qualified stated interest” payments. With respect to a note, “qualified stated interest” is stated interest unconditionally payable in cash or property (other than our debt instruments) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest.

Notwithstanding the definition of original issue discount above, a note will not be considered to have been issued with an original issue discount if the amount of such original issue discount is less than a slight amount generally equal to 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. Holders of notes with less than a slight amount of original issue discount will be required to include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the note.

A U.S. Holder of an original issue discount note (other than certain U.S. Holders of Short-Term Original Issue Discount Notes, as defined below) will be required to include qualified stated interest in income at the time it is received or accrued in accordance with such U.S. Holder’s method of accounting.

A U.S. Holder of an original issue discount note that matures more than one year from its date of issuance will be required to include original issue discount in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. The amount of original issue discount includible in income will be equal to the sum of the “daily portions” of the original issue discount for each day during the taxable year on which the U.S. Holder held such note. The “daily portion” is the original issue discount for the “accrual period” that is allocated ratably to each day in the accrual period. The original issue discount for an accrual period will be equal to the excess, if any, of (a) the product of the “adjusted issue price” of an original issue discount note at the beginning of such accrual period and its “yield to maturity” over (b) the amount of any qualified stated interest allocable to the accrual period. The “accrual period” is any period not to exceed one year provided that each payment of principal or interest occurs either on the first or the final day of the accrual period. We will specify the accrual period we intend to use in the applicable pricing supplement but a U.S. Holder is not required to use the same accrual period for purposes of determining the amount of original issue discount includible in its income for a taxable year. The adjusted issue price of a note at the beginning of an accrual period will be equal to the issue price of the note, increased by the aggregate amount of original issue discount with respect to the note that accrued in prior accrual periods and was previously includible in the income of a U.S. Holder, and reduced by the amount of any payments on the note in prior accrual periods other than payments of qualified stated interest. Under these rules, U.S. Holders will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

Under the OID Regulations, a U.S. Holder will have the option to make an election (the “Constant Yield Election”) to include in gross income all interest that accrues on a note (including stated interest, original issue discount and a slight amount of original issue discount) in accordance with a constant yield method based on the compounding of interest. Special rules apply to such election and U.S. Holders considering such an election should consult their own tax advisors.

A cash method U.S. Holder of an original issue discount note that matures one year or less from its date of issuance

(a “Short-Term Original Issue Discount Note”) is not required to accrue original issue discount on the note for United States federal income tax purposes unless it elects to do so. U.S. Holders who make such an election, U.S. Holders who report income for United States federal income tax purposes on the accrual method and certain other U.S. Holders, will be required to include original issue discount (including stated interest, if any) in income on such Short-Term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to use the constant yield method (based on a daily compounding). In the case of a U.S. Holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or redemption of the Short Term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued. In addition, such U.S. Holder will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry Short-Term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

We may have the option to redeem certain notes prior to the maturity date, or a U.S. Holder may have the option to require the notes to be repaid prior to the maturity date (i.e., notes with a survivor’s option). Notes containing such features may be subject to rules that differ from the general rules discussed above. U.S. Holders intending to purchase notes with any such features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to such features.

United States Federal Income Taxation For Floating Rate Notes, Including CPI Linked Notes

We intend to treat Floating Rate Notes (including CPI linked notes) as “variable rate debt instruments,” for United States federal income tax purposes. Assuming these notes are so treated, under the OID Regulations, all stated interest on these notes would constitute qualified stated interest. In particular, the amount of qualified stated interest that accrues with respect to a Floating Rate Note during any accrual period would be determined under the rules applicable to fixed rate debt instruments by assuming that the qualified floating rate (i.e., the Interest Rate Basis plus the Spread) is a fixed rate equal to the value of the qualified floating rate (i.e., the Interest Rate Basis plus the Spread) as of the issue date. The qualified stated interest allocable to an accrual period would be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

Alternatively, it is possible that the United States Internal Revenue Service (“IRS”) could assert that the Floating Rate Notes are subject to special rules governing “contingent payment debt instruments” (“CPDIs”). If the IRS were successful in this assertion, U.S. Holders would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” (which is the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to the notes) of the notes and any gain recognized with respect to the notes generally would be treated as ordinary income. Prospective investors are urged to consult their tax advisors regarding the tax consequences to them of purchasing the notes, including the possibility that the Floating Rate Notes could be treated as CPDIs.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (other than amounts representing interest which will be treated as interest as described under “—Payments of Interest” above) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be the U.S. dollar cost of the note to the U.S. Holder, increased by the amount of any original issue discount previously includible in income by the U.S. Holder with respect to the note and reduced by any principal payments received by the U.S. Holder and, in the case of an original issue discount note, by the amounts of any other payments that do not constitute qualified stated interest.

Gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss (except in the case of a Short-Term Original Issue Discount Note, to the extent of any original issue discount not previously included in such U.S. Holder’s taxable income). Such gain will be long-term capital gain in the event the U.S. Holder has owned the note for more than one year. In addition, if the notes are modified in certain material respects, such modification may be treated as a sale or exchange of the notes for newly issued notes. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

If a U.S. Holder disposes of only a portion of a note pursuant to a redemption or repayment (pursuant to the survivor’s option, if applicable), such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. The resulting gain or loss would be calculated by assuming that the original note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price, the U.S. Holder’s adjusted basis, and the accrued but unpaid original issue discount of the original note, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal and interest (including original issue discount) on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate U.S. Holders. We, our agent, a broker, the relevant Trustee or any Paying Agent, as the case may be, will be required to withhold tax, currently at a rate of 28% (the backup withholding tax), from any such payment if the U.S. Holder fails to furnish or certify his correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is exempt from backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be credited against such holder’s United States federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-United States Persons

Income and Withholding Tax

Subject to the discussion of backup withholding below:

(a) payments of principal and interest (including original issue discount, if any) on a note to any Non-United States Person will not be subject to United States federal withholding tax provided that, in the case of interest:

(1) (i) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

     (ii) the holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

     (iii) either (A) the beneficial owner of the note certifies (generally on an IRS Form W-8BEN) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the note, certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that the above statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

(2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the note or such owner’s agent provides an IRS Form W-8BEN claiming the exemption; or

(3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note or such owner’s agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

(b) a Non-United States Person will not be subject to United States federal income tax on any gain realized on the sale, exchange or other disposition of a note unless the gain is effectively connected with such holder’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

(c) a note owned by an individual who at the time of death is not, for United States federal estate tax purposes, a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual’s death, the income on the note would not have been effectively connected with a U.S. trade or business of the individual.

If a Non-United States Person holding a note is engaged in a trade or business in the United States, and if interest (including original issue discount, if any) on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on such effectively connected income in the same manner as if it were a U.S. Holder (see “—Tax Consequences to U.S. Holders” above). Such a holder will also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it will be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

Each holder of a note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the note may be subject to United States withholding tax at a 30% rate and the holder will not be entitled to any additional amounts from us described under the heading “Description of Notes—Payment of Additional Amounts” with respect to such tax. Such tax, however, could be allowed as a refund or as a credit against such holder’s United States federal income tax.

The foregoing does not deal with all aspects of federal income, estate and withholding tax that may be relevant to Non-United States Persons holding the notes. Potential investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of notes.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS on the notes and the proceeds from a sale or other disposition of the notes. You may be subject to a United States backup withholding tax on these payments unless you comply with certification procedures to establish that you are not a United States person for United States federal income tax purposes. The certification procedures required to claim the exemption from withholding tax on interest and original issue discount described above will satisfy the certification requirements necessary to avoid the backup withholding tax, provided that we, our agent, a broker, the relevant Trustee or our Paying Agent, as the case may be, do not have actual knowledge that the payee is a United States person for United States federal income tax purposes. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

COVENANTS

Limitation on Secured Indebtedness

The notes are not secured by mortgage, pledge or other lien. However, subject to certain significant exceptions described below, we will covenant that so long as any of the notes remain outstanding, we will not mortgage, pledge or otherwise subject any asset to any lien to secure Indebtedness, as defined below, unless the notes are secured equally and ratably with such Indebtedness by a lien on such asset, for so long as such Indebtedness remains outstanding. This covenant does not apply to any asset allocated to a separate investment account. Furthermore, this covenant does not apply to:

•	liens which attach concurrently with or within 90 days after the acquisition or commencement of construction or improvement of an asset, which secure obligations incurred or assumed for the purpose of financing the cost of such acquisition, construction or improvement;

•	liens on any asset of any corporation which exist at the time such corporation is merged or consolidated with JHLIC or to which all or substantially all of the assets of JHLIC are transferred and which were not created in contemplation of such merger, consolidation or transfer;

•	liens on any asset which exist prior to the acquisition of such asset and which were not created in contemplation of its acquisition;

•	liens on any asset if recourse on the related Indebtedness is limited to such asset;

•	liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any of the foregoing permitted liens;

•	liens on Permitted Collateralization Assets, as defined below;

•	liens arising out of loans of securities, repurchase agreements, reverse repurchase agreements, or swap contracts entered into in the ordinary course of business;

•	liens arising in connection with policies or contracts of insurance, reinsurance, guaranteed investment contracts, funding agreements and other similar contracts entered into in the ordinary course of business;

•	easements, rights-of-way and similar liens or encumbrances on real property that do not in the aggregate materially impair the use of such property;

•	liens securing obligations owed by us to one or more of our subsidiaries; and

•	other liens that secure Indebtedness in an aggregate amount not exceeding 15% of Consolidated Net Tangible Assets.

For purposes of this covenant, “Consolidated Net Tangible Assets” means our total assets appearing on our most recent consolidated quarterly balance sheet, prepared in accordance with U.S. GAAP, less each of the following as shown on such balance sheet: (a) all short-term debt, dividends payable to policyholders, and unpaid claims and claim expense reserve, (b) all goodwill, tradenames, trademarks, licenses, patents and copyrights, (c) all deferred policy acquisition costs, and (d) all assets allocated to separate accounts.

For purposes of this covenant, “Indebtedness” means:

•	all obligations of ours for borrowed money evidenced by bonds, debentures, notes or other similar instruments,

•	all obligations of ours to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,

•	all obligations of ours as a lessee which are capitalized in accordance with U.S. GAAP,

•	all non-contingent obligations of ours to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument,

•	all debt of others which would be Indebtedness under this definition if incurred by us, if the debt is secured by a lien on our general assets, whether or not we assume the debt,

•	any guarantee by us of debt of others which would be Indebtedness under this definition if incurred directly by us, and

•	all redeemable preferred stock issued by us other than any such preferred stock redeemable at our sole option;

provided that the term Indebtedness shall not include (a) obligations for which recourse for payment is limited to specified assets of a person and (b) obligations of an insurance company (1) which arise in connection with policies or contracts of insurance, reinsurance, guaranteed investment contracts, funding agreements and other similar contracts entered into in the ordinary conduct of the insurance company’s business or (2) to the extent that recourse for the payment of such obligations is limited to assets held in separate accounts of the insurance company.

For purposes of this covenant, “Permitted Collateralization Assets” means generally assets that are pledged to secure any obligation that relates to REMICs (real estate mortgage investment conduits), pass-through obligations, collateralized mortgage obligations, collateralized bond obligations or similar instruments, except for obligations of ours or one of our subsidiaries if the obligation requires us or such subsidiary to make a cash payment, recourse for the payment of which is not limited to specific assets of ours or of such subsidiary.

Neither this covenant nor any other covenant restricts us from issuing insurance policies, funding agreements or other insurance products which, under applicable insurance laws, would be repayable prior to our general unsecured obligations, including the notes, if we became the subject of an insolvency proceeding.

Consolidation, Merger or Sale of Assets

We may not consolidate with or merge into any other person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets unless:

(1)	we are the survivor in the merger, or the survivor (or entity to which all or substantially all of our assets are sold, assigned, transferred, leased or conveyed), if not us, expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any interest on, all of the outstanding notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; and

(2)	immediately after giving effect to the transaction, there is no event of default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an event of default.

This covenant will not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control includes a merger or consolidation or transfer of all or substantially all of our properties and assets. There are no covenants or other provisions in the Indenture providing for a put or increased interest or that would otherwise afford holders of notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

MODIFICATION OF THE INDENTURE

The Indenture provides that we and the Trustee may, without the consent of any holders of the notes, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding additional events of default, establishing the form or terms of notes or curing ambiguities or inconsistencies in the Indenture or making other provisions, provided that any action to cure ambiguities or inconsistencies not adversely affect the interests of the holders of any notes in any material respect.

In addition, the Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding under the Indenture affected by the proposed modification (voting as a class), to modify the Indenture or any supplemental indenture or the rights of the holders of the notes provided that no such modification shall:

•	change the fixed maturity of any note, or reduce its principal amount, or reduce its rate or extend the time of payment of interest, without the consent of the holder of each affected note; or

•	reduce the percentage of notes outstanding under the Indenture required for any modification of the Indenture without the consent of all holders of notes affected by the reduction and then outstanding under the Indenture.

DEFEASANCE AND COVENANT DEFEASANCE

The Indenture provides that we may defease any tranche or series of notes by depositing with the Trustee for the benefit of the holders of a designated tranche or series of notes (i) cash, (ii) United States government obligations, (iii) funding agreements duly issued by us in conformity with applicable insurance laws, or (iv) any combination of the foregoing, which in accordance with their respective terms will provide money sufficient to pay, in accordance with the terms of the notes so designated, the principal of and interest, if any, on such notes. Subject to the making of such deposit, the payment of all other sums payable with respect to the outstanding notes of such tranche or series, the delivery to the Trustee of an opinion of counsel stating that the holders of the outstanding notes of such tranche or series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and the delivery to the Trustee of an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the satisfaction and discharge of the notes of such tranche or series have been complied with; such notes shall cease to be outstanding under the Indenture and our obligations with respect to such notes shall be discharged.

In addition, if defeasance is to be effected in whole or in part by a JHLIC funding agreement, we shall cause to be delivered to the Trustee an opinion of counsel to the effect that (a) such funding agreement has been duly authorized and validly issued, is enforceable against JHLIC in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws) and constitutes a funding agreement within the meaning of Section 132I of Chapter 175 of the Massachusetts General Laws (or any successor statute); and (b) in the event of an insolvency of JHLIC, the claim of the Trustee for payment pursuant to the terms of the funding agreement would rank equally with the claims of policyholders and ahead of the claims of our unsecured creditors, including the claims of holders of the notes.

The Indenture also provides that we shall cease to be under any obligation to the holders of notes of a designated tranche or series to comply with the covenants described under “Covenants” and certain other terms, provisions, conditions or covenants set forth in the Indenture, and such notes shall cease to be deemed outstanding for purposes of any waiver, consent or direction relating to any such term, provision, condition or covenant (a “covenant defeasance”) if we make the deposit described in the second preceding paragraph for the benefit of the holders of such notes, deliver to the

Trustee an opinion of counsel stating that the holders of such outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred, and deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the covenant defeasance have been complied with.

EVENTS OF DEFAULT

An event of default with respect to a series of notes is defined in the Indenture as being:

•	default in payment of any principal on any notes of that series;

•	default for 30 days in payment of any interest on any notes of that series;

•	default in the performance or breach of any of our other covenants under the Indenture applicable to that series and the continuance of the default or breach for a period of 30 days after written notice as provided in the Indenture; or

•	certain events of bankruptcy, insolvency or reorganization.

In case an event of default occurs and continues with respect to a series of notes, the Trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding may declare the principal amount of the notes due and payable. Any event of default with respect to the notes may be waived by the holders of a majority in aggregate principal amount of such notes then outstanding, except in a case of failure to pay principal of or interest on the notes for which payment had not been timely made (including any applicable grace period) after the appropriate notice. We are required to file with the Trustee annually a certificate as to the absence of certain defaults under the terms of the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an event of default occurs and continues with respect to a series of notes, the Trustee is under no obligation to exercise any rights or powers under the Indenture at the request, order or direction of any of the holders of notes, unless such holders of such series have offered the Trustee reasonable indemnity or security.

Subject to provisions for the indemnification of the Trustee and to other limitations, the holders of a majority in principal amount of the notes of a series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

THE TRUSTEE

JPMorgan Chase Bank, N.A. is the Trustee under the Indenture. The address of the Trustee is:

4 New York Plaza, 15th Floor, New York, New York 10004.

THE PAYING AGENT

We shall maintain one or more Paying Agents for the payment of principal of, and interest, if any, on, the notes. We have initially appointed JPMorgan Chase Bank, N.A. as our Paying Agent for the notes.

PLAN OF DISTRIBUTION

Under the terms of the Selling Agent Agreement, dated as of             , 2005, the notes are offered from time to time by us through ABN AMRO Financial Services, Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities, LLC; Charles Schwab & Co., Inc.; Citigroup Global Markets Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. Incorporated; National Financial Markets Group, a division of National Financial Services LLC; RBC Dain Rauscher, Inc.; UBS Financial Services Inc.; Wachovia Securities, LLC; and WM Financial Services, Inc. as agents under the Selling Agent Agreement. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes. We may appoint additional agents to solicit offers to purchase notes on terms substantially identical to those contained in the Selling Agent Agreement. In addition, under certain circumstances we may sell notes on our own behalf (directly or through other agents) to investors without the assistance of the agents. The agents will not be entitled to any discounts or commissions for sales we make to investors without their assistance.

We will pay the agents, through ABN AMRO Financial Services, Inc., the purchasing agent, a commission to be divided among the agents as they shall agree for notes sold through the agents on an agency basis. The commission will range from 0.00% to 5.00% of the principal amount for each note sold, depending upon the maturity. Commissions with respect to notes with maturities in excess of 30 years will be negotiated between us and the purchasing agent at the time of sale. In no event will the commissions on the sale of any note exceed 8.00% of the principal amount of such note. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of notes in whole or in part received by it on an agency basis. We reserve the right to withdraw, cancel or modify the offer without notice.

The agents, severally and not jointly, may purchase notes from us through the purchasing agent as principal for their own accounts. Unless otherwise set forth in the applicable pricing supplement, any note sold to an agent as principal will be purchased by the purchasing agent from us at a discount to the principal amount not to exceed the concession applicable to an agency sale of a note of identical maturity. Unless otherwise set forth in the applicable pricing supplement, such notes will be resold to one or more investors and other purchasers at a fixed public offering price.

In addition, the purchasing agent may, and with our consent the other agents may, offer the notes they have purchased as principal to other dealers that are part of the selling group. The purchasing agent may sell notes to other dealers at a discount not in excess of the discount it receives when purchasing such notes from us. If with our consent the other agents sell notes to dealers, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not, during the distribution of the notes, exceed the discount received by such agent from the purchasing agent. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

Each agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. MFC and JHLIC have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933.

The notes may be offered for sale in the United States and in those jurisdictions where it is legal to make such offers. Only offers and sales of the notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where the prospectus and the accompanying pricing supplement must be delivered, are made pursuant to the registration statement of which the prospectus, as supplemented by any pricing supplement, is a part.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth in any pricing supplement hereto.

No note will have an established trading market when issued. Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents intend to make a market in the notes as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds.

In connection with an offering of the notes, the rules of the SEC permit the purchasing agent to engage in certain transactions that stabilize the price of the notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the purchasing agent creates a short position in the notes in connection with an offering of the notes (i.e., if it sells a larger principal amount of the notes than is set forth on the cover page of the applicable pricing supplement), the purchasing agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The purchasing agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, the purchasing agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

Other selling group members include broker-dealers and other securities firms that have executed dealer agreements with the purchasing agent. In the dealer agreements, the selling group members have agreed to market and sell notes in accordance with the terms of those agreements and all applicable laws and regulations. You may call 1-800-327-1546 or access the Internet at www.SignatureNote.com for a list of selling group members.

The agents and their affiliates may engage in various general financing and banking transactions with us and our affiliates in the ordinary course of business.

The address of the purchasing agent is:

ABN AMRO Financial Services, Inc., 327 Plaza Real, Suite 225, Boca Raton, Florida 33432.

LEGAL OPINIONS

The validity of the notes and the subordinated guarantee offered in this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, and for the agents by Gibson, Dunn & Crutcher LLP, New York, New York. Mintz Levin will also pass upon certain federal income tax consequences of the notes for us. Certain matters regarding Canadian law will be passed upon for MFC by Torys LLP, Toronto, Canada. On the date of this prospectus, the members and associates of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., and the partners and associates of Torys LLP, own an aggregate of approximately 4,000 and 15,000 MFC common shares, respectively.

EXPERTS

The consolidated balance sheet of JHLIC at December 31, 2004 and the consolidated statements of income, changes in shareholder’s equity and comprehensive income, and cash flows for the period April 29, 2004 through December 31, 2004, and the related financial statement schedules, and the consolidated balance sheet at December 31, 2003 and the related consolidated statements of income, changes in shareholder’s equity and comprehensive income, and cash flows for the period January 1, 2004 through April 28, 2004 and for the years ended December 31, 2003 and 2002 and the related financial statement schedules, all included in JHLIC’s Annual Report (Form 10-K) for the year ended December 31, 2004, which is incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Ernst & Young LLP, Boston, Massachusetts, independent registered public accounting firm, as set forth in their report appearing therein, and are so incorporated in reliance upon such report given on their authority as experts in accounting and auditing.

The consolidated financial statements of MFC at December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004, included in MFC’s First Amended Annual Report on Form 40-F/A for the year ended December 31, 2004, filed with the SEC, and the consolidated financial statements of MFC at December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003, included in MFC’s Fourth Amended Annual Report on Form 40-F/A for the year ended December 31, 2003, filed with the SEC, which are incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Ernst & Young LLP, Toronto, Canada, independent registered public accounting firm, as set forth in their reports appearing therein, and are so incorporated in reliance upon such reports given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of JHFS at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in JHFS’s Annual Report (Form 10-K) for the year ended December 31, 2003 incorporated by reference in MFC’s First Amended Annual Report on Form 40-F/A for the year ended December 31, 2004 and in MFC’s Fourth Amended Annual Report on Form 40-F/A for the year ended December 31, 2003, which are incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Ernst & Young, LLP, Boston, Massachusetts, independent registered public accounting firm, as set forth in their reports appearing therein, and are so incorporated in reliance upon such reports given on their authority as experts in accounting and auditing.

ENFORCEMENT OF JUDGMENTS

MFC is a corporation incorporated under the laws of Canada. Because a substantial portion of MFC’s assets are located outside the United States and most of its directors and officers are not residents of the United States, any judgment obtained in the United States against MFC or certain of its officers and directors, including any judgment with respect to payments on the subordinated guarantee in respect of the notes, may not be collectible within the United States.

Pursuant to the subordinated guarantee, MFC agrees that any legal action or proceeding against it arising out of or in connection with the subordinated guarantee may be brought in any United States federal or New York state court located in the Borough of Manhattan, City and State of New York (a “New York Court”) and irrevocably submits to the non-exclusive jurisdiction of such courts in connection with such action or proceeding.

MFC has been informed by its Canadian counsel, Torys LLP, that the laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in that province on any final judgment in personam of any New York Court against MFC, which judgment is subsisting and unsatisfied for a fixed sum of money with respect to the enforcement of the subordinated guarantee that is not impeachable as void or voidable under the internal laws of the State of New York if:

(i)	the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of Ontario (submission by MFC in the subordinated guarantee to the non-exclusive jurisdiction of a New York Court will be sufficient for this purpose);

(ii)	such judgment was not obtained by fraud or in a manner contrary to natural justice or other rule of law, whether equitable, legal or statutory and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of Ontario and the federal laws of Canada applicable therein or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada);

(iii)	the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors’ rights including bankruptcy, reorganization, winding up, moratorium and similar laws and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of Ontario;

(iv)	no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by a court in the Province of Ontario;

(v)	interest payable on the notes is not characterized by a court in the Province of Ontario as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada); and

(vi)	the action to enforce such judgment is commenced within the applicable limitation period.

Enforcement of a judgment by a court in the Province of Ontario, as described above, may only be given in Canadian dollars.

In the opinion of Torys LLP, there are currently no reasons under the present laws of the Province of Ontario for avoiding recognition of said judgments of New York Courts on the subordinated guarantee in respect of the notes based upon public policy. However, it may be difficult for holders of notes to effect service within the United States upon MFC’s directors and officers and the experts named in this prospectus who are not residents of the United States or to enforce against them in the United States judgments of courts of the United States predicated upon civil liability under United States federal securities laws. MFC has designated John Hancock Life Insurance Company of New York (formerly known as The Manufacturers Life Insurance Company of New York), 100 Summit Lake Drive, 2nd Floor, Valhalla, New York 10595, as its authorized agent upon whom process may be served in any legal action or proceeding against MFC arising out of or in connection with the subordinated guarantee. MFC believes that a monetary judgment of a United States court predicated solely upon the civil liability provisions of United States federal securities laws would likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

SignatureNotes

JOHN HANCOCK

SignatureNotes

JOHN HANCOCK

Prospectus dated

_____________, 2005

A FIXED INCOME INVESTMENT | JOHN HANCOCK LIFE INSURANCE COMPANY

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of directors and officers.

Manulife Financial Corporation

Under the Insurance Companies Act (Canada), a company may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, the company may indemnify a director or officer, a former director or officer or a person who acts or acted at the company’s request as a director or officer of an entity of which the company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the company or the entity, if:

(1)	that person acted honestly and in good faith with a view to the best interests of the company; and

(2)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person has reasonable grounds for believing that his or her impugned conduct was lawful.

These individuals are entitled to indemnity from the company if the person was substantially successful on the merits of his or her defense of the action or proceeding and fulfilled the conditions set out in (1) and (2) above. A company may, with the approval of a court, also indemnify that person regarding an action by or on behalf of the company or entity to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the company or entity, if he or she fulfills the conditions set out in (1) and (2) above.

The by-laws of Manulife Financial Corporation (“MFC”) provide that the board of directors of MFC shall make provisions, by resolution, for the indemnification of directors, officers, employees and such other persons as the directors shall decide on such terms and conditions as they establish. MFC’s administrative resolutions provide that MFC shall indemnify a director, officer or employee, a former director, officer or employee, or a person who acts or acted at MFC’s request as a director officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise against any liability and costs arising out of any action or suit against them from the execution of their duties, subject to the limitations described in the administrative resolutions.

MFC’s administrative resolutions provide that MFC will have no obligation to indemnify any person for:

•	any acts committed with actual dishonest, fraudulent, criminal or malicious intent;

•	any act of gross negligence or willful neglect;

•	any claims relating to liabilities of other persons assumed by any person entitled to indemnification;

•	any claims relating to enterprises owned, operated, managed or controlled by any person entitled to indemnification;

•	any claims relating to pension plans sponsored by any person entitled to indemnification;

•	bodily injury, sickness or disease of any person;

•	injury to or destruction of any tangible property; and

•	any actions which were in breach of compliance with MFC policy.

MFC maintains a directors’ and officers’ liability insurance policy with a policy limit of U.S.$150,000,000. The policy is renewed annually. The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of MFC and its subsidiaries. The policy also provides protection to MFC for claims made against directors and officers for which MFC has granted directors and officers indemnity, as required or permitted under applicable statutory or by-law provisions.

John Hancock Life Insurance Company

Pursuant to Article 8 of the Amended and Restated By-Laws of John Hancock Life Insurance Company (“JHLIC”) and Section 67 of the Massachusetts Business Corporation Law, JHLIC indemnifies each person who is or was or has agreed to become a director or officer of JHLIC from liability incurred or imposed by reason of (i) any action alleged to have been taken or omitted in such capacity, (ii) activities with a non-profit organization, or pro bono or volunteer services, which services have been requested or endorsed by JHLIC or (iii) service at JHLIC’s request with respect to any employee benefit plan. Indemnification shall be made by JHLIC, unless a determination is made that the individual failed to act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of JHLIC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided that, to the extent that a present or former director or officer of JHLIC has been successful on the merits or otherwise in any defense of any proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Notwithstanding the forgoing, JHLIC shall not be obligated to indemnify a director or officer in respect of a proceeding instituted by such director or officer, unless such proceeding was authorized by the Board of Directors. Expenses (including attorneys’ fees) incurred in defending any proceeding shall be paid by JHLIC in advance of its final disposition, but only upon receipt of an undertaking by the person indemnified to repay such amounts if he or she should be determined not to be entitled to indemnification.

As stated above, MFC maintains a directors’ and officers’ liability insurance policy with a policy limit of U.S.$150,000,000. The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of MFC and its subsidiaries, including JHLIC.

ITEM 9. EXHIBITS.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.		Description
1	(a)	Form of Selling Agent Agreement.

4	(a)	Indenture, dated as of June 15, 2002, between John Hancock Life Insurance Company and JPMorgan Chase Bank, N.A., as Trustee, as amended on January 16, 2003.

4	(b)	Form of Second Supplemental Indenture to Indenture dated as of June 15, 2002, between John Hancock Life Insurance Company and JPMorgan Chase Bank, N.A.

4	(c)	Forms of SignatureNotes in global form (included as part of Exhibit 4(a) and incorporated herein by reference).

4	(d)	Form of Subordinated Guarantee by Manulife Financial Corporation in favor of the holders of certain notes or other evidence of indebtedness issued by John Hancock Life Insurance Company and in favor of JPMorgan Chase Bank, N.A., as Trustee.

5	(a)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the notes being registered.

5	(b)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the subordinated guarantee.

5	(c)	Opinion of Torys LLP regarding validity under Canadian law of the subordinated guarantee and enforceability of judgments.

8	(a)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding certain U.S. income tax aspects of the notes and the subordinated guarantee.

12	(a)	John Hancock Life Insurance Company, Calculation of Earnings to Fixed Charges Ratios.

Exhibit No.		Description

12	(b)	Manulife Financial Corporation, Calculation of Earnings to Fixed Charges Ratios.

23	(a)	Consent of independent auditors for John Hancock Life Insurance Company.

23	(b)	Consent of independent auditors for Manulife Financial Corporation.

23	(c)	Consent of independent auditors for John Hancock Financial Services, Inc. and for John Hancock Life Insurance Company.

23	(d)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 5(a) and incorporated herein by reference).

23	(e)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 5(b) and incorporated herein by reference).

23	(f)	Consent of Torys LLP (included as part of its opinion filed as Exhibit 5(c) and incorporated herein by reference).

23	(g)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 8(a) and incorporated herein by reference).

24	(a)	Powers of Attorney (included on the signature pages and incorporated herein by reference).

25	(a)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A.

99	(a)	Form of pricing supplement (included as part of Exhibit 1(a) and incorporated herein by reference).

ITEM 10. UNDERTAKINGS.

(a) Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Manulife Financial Corporation hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that such registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (b) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8 of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(c) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as applicable, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) Each undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Each undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Manulife Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on April 21, 2005.

MANULIFE FINANCIAL CORPORATION

By:	/s/ DOMINIC D’ALESSANDRO
Name:	Dominic D’Alessandro
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dominic D’Alessandro and Peter Rubenovitch, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 21, 2005.

Signature	Title
/s/ DOMINIC D’ALESSANDRO Dominic D’Alessandro	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ PETER H. RUBENOVITCH Peter H. Rubenovitch	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ ARTHUR R. SAWCHUK Arthur R. Sawchuk	Chairman

/s/ KEVIN E. BENSON Kevin E. Benson	Director

/s/ GAIL C.A. COOK-BENNETT Gail C.A. Cook-Bennett	Director

Signature	Title
/s/ JOHN M. CASSADAY John M. Cassaday	Director

/s/ RICHARD B. DEWOLFE Richard B. deWolfe	Director

/s/ LINO J. CELESTE Lino J. Celeste	Director

/s/ ROBERT E. DINEEN, JR. Robert E. Dineen, Jr.	Director

/s/ PIERRE Y. DUCROS Pierre Y. Ducros	Director

/s/ ALLISTER P. GRAHAM Allister P. Graham	Director

/s/ THOMAS E. KIERANS Thomas E. Kierans	Director

/s/ LORNA R. MARSDEN Lorna R. Marsden	Director

/s/ HUGH W. SLOAN, JR. Hugh W. Sloan, Jr.	Director

/s/ GORDON G. THIESSEN Gordon G. Thiessen	Director

/s/ MICHAEL H. WILSON Michael H. Wilson	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, John Hancock Life Insurance Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on April 21, 2005.

JOHN HANCOCK LIFE INSURANCE COMPANY

By:	/s/ JAMES M. BENSON
Name:	James M. Benson
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints James M. Benson and Peter H. Rubenovitch, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 21, 2005.

Signature	Title
/s/ JAMES M. BENSON James M. Benson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ STEVEN FINCH Steven Finch	Senior Vice President (Principal Financial Officer)

/s/ PATRICK J. GILL Patrick J. Gill	Senior Vice President and Controller (Principal Accounting Officer)

/s/ JONATHAN CHIEL Jonathan Chiel	Director

/s/ DOMINIC D’ALESSANDRO Dominic D’Alessandro	Director

/s/ JOHN D. DESPREZ, III John D. DesPrez, III	Director

Signature	Title
/s/ DONALD A. GULOIEN Donald A. Guloien	Director

/s/ BEVERLY S. MARGOLIAN Beverly S. Margolian	Director

/s/ PETER H. RUBENOVITCH Peter H. Rubenovitch	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Manulife Financial Corporation in the United States, has signed this Registration Statement on April 21, 2005.

JOHN HANCOCK FINANCIAL SERVICES, INC.

By:	/s/ JONATHAN CHIEL
Name:	Jonathan Chiel
Title:	Executive Vice President and General Counsel — John Hancock

EXHIBIT INDEX

Exhibit No.		Description
1	(a)	Form of Selling Agent Agreement.

4	(a)	Indenture, dated as of June 15, 2002, between John Hancock Life Insurance Company and JPMorgan Chase Bank, N.A., as Trustee, as amended on January 16, 2003.

4	(b)	Form of Second Supplemental Indenture to Indenture dated as of June 15, 2002, between John Hancock Life Insurance Company and JPMorgan Chase Bank, N.A.

4	(c)	Forms of SignatureNotes in global form (included as part of Exhibit 4(a) and incorporated herein by reference).

4	(d)	Form of Subordinated Guarantee by Manulife Financial Corporation in favor of the holders of certain notes or other evidence of indebtedness issued by John Hancock Life Insurance Company and in favor of JPMorgan Chase Bank, N.A., as Trustee.

5	(a)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the notes being registered.

5	(b)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the subordinated guarantee.

5	(c)	Opinion of Torys LLP regarding validity under Canadian law of the subordinated guarantee and enforceability of judgments.

8	(a)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding certain U.S. income tax aspects of the notes and the subordinated guarantee.

12	(a)	John Hancock Life Insurance Company, Calculation of Earnings to Fixed Charges Ratios.

12	(b)	Manulife Financial Corporation, Calculation of Earnings to Fixed Charges Ratios.

23	(a)	Consent of independent auditors for John Hancock Life Insurance Company.

23	(b)	Consent of independent auditors for Manulife Financial Corporation.

23	(c)	Consent of independent auditors for John Hancock Financial Services, Inc. and for John Hancock Life Insurance Company.

23	(d)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 5(a) and incorporated herein by reference).

23	(e)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 5(b) and incorporated herein by reference).

23	(f)	Consent of Torys LLP (included as part of its opinion filed as Exhibit 5(c) and incorporated herein by reference).

23	(g)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 8(a) and incorporated herein by reference).

24	(a)	Powers of Attorney (included on the signature pages and incorporated herein by reference).

25	(a)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A.

99	(a)	Form of pricing supplement (included as part of Exhibit 1(a) and incorporated herein by reference).